As filed with the Securities and Exchange Commission on April 25, 2003

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             Nittany Financial Corp.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

         Pennsylvania                       6035                 23-2925762
----------------------------          -----------------       ----------------
(State or other jurisdiction          (Primary SIC No.)       (I.R.S. Employer
of incorporation or organization)                            Identification No.)

           116 East College Avenue, State College, Pennsylvania 16801
                                 (814) 234-7320
--------------------------------------------------------------------------------
               (Address and telephone number, including area code, of principal executive offices and principal place of business)

                        David Z. Richards, Jr., President
                             Nittany Financial Corp.
           116 East College Avenue, State College, Pennsylvania 16801
                                 (814) 234-7320
--------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             James C. Stewart, Esq.
                            Malizia Spidi & Fisch, PC
        1100 New York Avenue, NW, Suite 340 West, Washington, D.C. 20005
                                 (202) 434-4660

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ____________


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ____________

                                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Title of Each
Class of Securities      Shares to be         Proposed Maximum             Proposed Maximum           Amount of
To Be Registered          Registered     Offering Price Per Unit(1)    Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.10 Par Value            149,500                 $17.45                     $2,608,775               $211.05
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee. Based on the average of the bid and ask price as reported on the OTC Electronic Bulletin Board on April 24, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[NITTANY FINANCIAL CORP. LOGO]

                                   PROSPECTUS

                      UP TO 115,000 SHARES OF COMMON STOCK
                                $[xxxx] PER SHARE

         Nittany Financial Corp. is offering to sell up to 115,000 shares of its common stock at $[xxxx] per share. Nittany intends to sell the shares through its directors and officers, who will use their best efforts to sell the shares. The Common Stock will be offered at a price of $[xxxx] per share to existing stockholders and the public. The minimum purchase is 250 shares. A preference will be given to stockholders of record as of the date of this prospectus. The offering is not underwritten and is not subject to the sale of any minimum number or dollar amount of shares. Our directors and executive officers plan to purchase approximately 20,000 shares in the offering.

         The common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." Nittany's common stock began trading on the Electronic Bulletin Board on October 23, 1998 and Nittany issued a 10% stock dividend in January 2001, a 10% stock dividend in January 2002 and a 20% stock dividend in February 2003. Since January 1, 2002, the sales prices have generally ranged from approximately $9.00 to $18.00 per share.

         The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Nittany's common stock will trade following the offering. Because the offering is expected to take place over a period of approximately 60 to 90 days, the market price could vary during the offering.

         On April ___, 2003, the last reported sales price of the common stock on the Electronic Bulletin Board was $______ per share.

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE __.

         THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION FUND OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           Proceeds, Before
                                  Price to Public        Expenses, To Nittany
                                  ---------------        --------------------
Per Share:(1)                         $[xxxx]                   $[xxxx]
Total Maximum(1)                     $_________               $_________

________________
(1) Although we are offering 115,000 shares, we have filed a registration statement covering 149,500 shares. If we find that demand for the shares at the offering price is sufficient, we may sell some or all of the additional 34,500 shares. If we sold all of the additional shares, gross proceeds to Nittany would increase by $_________ to $_________.

         We plan to keep the offering open for approximately 60 to 90 days, but we may terminate it early or extend it. The offering will terminate no later than December 31, 2003. We will conduct sequential closings on approximately a bi-weekly and/or monthly basis. We intend to deliver certificates representing shares for accepted subscriptions within 10 days after each sequential closing.

                  THE DATE OF THIS PROSPECTUS IS MAY ___, 2003.

------------------------------------------------------------------------------------------------------------------------------------
                             THE HISTORY OF NITTANY
July-August 1997           Chairman Samuel J. Malizia and President David Z. Richards meet to form Nittany Bank. Assemble original board and create business plan.
December 1997              Nittany Financial Corp. is incorporated as a Pennsylvania corporation.
January-March 1998         Regulatory applications, business plans and strategy of Nittany Bank are completed.
March 1998                 Nittany Financial Corp. board of directors move forward with the formation and filings to organize
                           Nittany Bank.  Original board of directors include Samuel J.  Malizia, Chairman; David Z. Richards,
                           President and Chief Executive Officer; William A. Jaffe, Secretary; D. Michael Taylor and Donald J.
                           Musso.
March 1998                 Agreement is signed with First Commonwealth Bank to assume the deposits and acquire certain assets of two First Commonwealth branch locations in central State College.
April 7, 1998              Regulatory applications are filed for a federal banking charter, FDIC insurance of accounts and creation of holding company.
July 1998                  SEC declares effective final prospectus and initial public stock offering of Nittany Financial Corp.
                           begins.
August 1998                Richard C. Barrickman and John E. Arrington join the Nittany Bank executive management team.
September 1998             Conditional regulatory approvals are received for approval of the holding company, FDIC insurance and a federal banking charter.
October 1998               Final closing of stock offering. Nittany Financial Corp. is capitalized with $5.7 million in capital.
October 1998               Nittany Bank opens its doors as State College's hometown bank.  The slogan of "The Right Bank, The
                           Right Time" is adopted.
November 1998              Nittany Bank issues its first digitally imaged bank statement.  Customers can conveniently store all statements for a year in a Nittany Bank binder.  24 Hour Telephone Banking,"The Nittany Line," is introduced.
June 1999                  Nittany Bank holds first meeting of Community Advisory Board of Directors to evaluate needs of the community and solicit comments.
November 1999              Nittany Asset Management, Inc., a subsidiary chartered to offer alternative investment securities, commences business operations.
December 1999              Nittany Financial Corp. approaching $50 million in assets.
March 31, 2000             Nittany Financial Corp. completes secondary common stock offering, raising approximately $1.5 million in gross proceeds from the from the sale of 131,953 shares.
August 2000                Third branch office and ATM are opened at 129 Rolling Ridge Drive, State College (Hills Plaza).
                           Fourth ATM is opened on Sowers Street, downtown, State College.
December 2000              Nittany Financial Corp. approaching $70 million in assets.
January 2001               Nittany Financial Corp. issues a 10% stock dividend.
April 2001                 Nittany Bank launches to its customers internet banking services, which offers personal and business online banking and bill payment services.
October 2001               Nittany Financial Corp. completes secondary common stock offering, raising approximately $2.4 million in gross proceeds from the from the sale of 250,000 shares.
December 2001              Nittany Financial Corp. approaching $125 million in assets.
January 2002               Nittany Bank opens Financial Center at the former Zimms Restaurant at 2541 East College Avenue
                           (Route 26), State College.
January 2002               Nittany Financial Corp. issues a 10% stock dividend.
December 2002              Nittany Financial Corp. approaching $180 million in assets.
January 2003               Nittany acquires Vantage Investment Advisors, LLC with approximately $146 million under management.
February 2003              Nittany Financial Corp. issues a 20% stock dividend.
July 2003                  Anticipated relocation of Hills Plaza branch office to larger building with drive-up windows at former
                           Shoney's Restaurant at 1900 South Atherton Street, State College.
------------------------------------------------------------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page


Prospectus Summary............................................................
Risk Factors..................................................................
Use of Proceeds...............................................................
Capitalization................................................................
Determination of Offering Price...............................................
Trading History and Dividends.................................................
How to Subscribe..............................................................
Management's Discussion and Analysis..........................................
Business......................................................................
Regulation....................................................................
Management....................................................................
Description of Capital Stock..................................................
Legal Matters.................................................................
Experts.......................................................................
Available Information.........................................................
Index to Financial Statements.................................................
Financial Statements..........................................................
Subscription Agreement........................................................


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OF NITTANY FINANCIAL CORP. MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NITTANY FINANCIAL CORP. SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED HEREIN.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Nittany Financial Corp. and the common stock being sold in this offering and our financial statements and the notes to the financial statements appearing elsewhere in this prospectus. References in this document to "we", "us", and"our" refer to Nittany Bank. In certain instances where appropriate, "we", "us", and "our" refer collectively to Nittany Financial Corp., Nittany Bank, Vantage Investment Advisors, LLC, and Nittany Asset Management, Inc. References in this document to "Nittany" refer to Nittany Financial Corp.

                             NITTANY FINANCIAL CORP.

         Nittany is a holding company organized in 1997 for the purpose of establishing a de novo community bank in State College, Pennsylvania. Nittany Bank commenced operations as a wholly-owned FDIC-insured federal savings bank subsidiary of Nittany on October 26, 1998. The business operations of Nittany include the following three operating subsidiaries:

         o Nittany Bank commenced banking operations in October 1998 as a federally-insured federal savings bank with two offices at 116 East College Avenue and 1276 North Atherton, State College, Pennsylvania. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive in State College and on January 14, 2002, a fourth State College branch office opened at 2541 East College Avenue.

         o Nittany Asset Management, Inc. was formed in May 1999 primarily to offer various types of investment products and services. This subsidiary is headquartered at 2541 East College Avenue, State College, Pennsylvania and began operations in November 1999.

         o        On  January  1,  2003,  Nittany  acquired  Vantage  Investment
                  Advisors, LLC. Vantage is a registered investment advisor headquartered in State College that manages investments totaling approximately $146 million for nearly 500 clients.

         Our business is conducted principally through Nittany Bank. Nittany Bank provides a full range of banking services with emphasis on residential and commercial real estate lending, consumer lending, commercial lending, and retail deposits. At December 31, 2002, we had consolidated assets of $180 million, loans receivable (net of reserve) of $124 million, deposits of $157 million, and stockholders' equity of $9.9 million. Net income for the year ended December 31, 2002 was $887,000, or $0.61 per diluted share.

         Our principal executive office is located at 116 East College Avenue, State College, Pennsylvania 16801. Our telephone number is (814) 234-7320. We maintain a website at http://www.nittanybank.com. Any information on our website is not part of the offering.

                                        1
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                  THE OFFERING

Shares of common stock offered...................................  115,000 shares(1)

Offering Price...................................................  $[xxxx] per share
Shares of common stock outstanding at
   April 30, 2003................................................  1,403,225 shares

Shares of common stock to be outstanding after the
offering (if all 115,000 shares are sold)........................  1,518,225 shares (1)

Purchase guidelines..............................................  The common stock will be offered in the following priorities.  Shareholders of Nittany as of the date of this prospectus have priority over the general public to purchase shares in the offering.  In addition, in sales to the general public, a preference will be given first to customers of
                                                                   Nittany Bank and then to persons residing in the State
                                                                   College area.  Our directors and executive officers plan to purchase approximately 20,000 shares in the offering and reserve the right to increase or decrease the number of shares to be purchased.  See page ___.

Use of proceeds..................................................  We intend to use the proceeds to capitalize Nittany Bank, which in turn will use such proceeds to increase its working capital and total regulatory capital.

Electronic Bulletin Board symbol.................................  NTNY

Minimum subscription.............................................  250 shares (2)

Maximum subscription.............................................  10,000 shares (2)

Minimum to be sold in the offering...............................  No minimum

Plan of Distribution.............................................  Nittany plans to offer shares of common stock, through its officers and directors, to shareholders, customers, persons and businesses in the State College area and elsewhere in
                                                                   the Commonwealth of Pennsylvania. Nittany may, in its
                                                                   sole discretion, accept or reject any subscription, in
                                                                   whole or in part.  Funds received by Nittany from a
                                                                   subscriber will be available to Nittany upon the acceptance of the subscription.  We intend to conduct the first closing on or before June 30, 2003 and subsequent sequential



                                                                 2

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                                   closings on  approximately a bi-weekly and/or monthly
                                                                   basis.  Between closings, all funds will be placed in an
                                                                   escrow deposit at Nittany Bank. If Nittany elects not to
                                                                   accept a subscription, all funds received from the subscriber will be returned within 10 business days, without interest.
                                                                   See pages __ to __.

____________________
(1)  These  figures do not include any of the  additional  34,500 shares that we have  registered and may issue.  See the footnote on the cover page of this prospectus.  These figures also do not include 174,540 shares issuable upon exercise of outstanding stock options to executive officers and directors.
(2)  The minimum and maximum  subscription may be waived on a case-by-case basis by the Board of Directors. In addition, the total number of shares that any person may purchase, when added to his existing ownership, may not equal or exceed 10% of the shares  outstanding  at the  completion of this offering, without first obtaining regulatory approval.

                                                                 3

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes to those financial statements elsewhere in this prospectus.


                                             For the Year Ended December 31,
                                       -----------------------------------------
                                         2002    2001    2000      1999  1998(1)
                                         ----    ----    ----      ----  -------
                                                 (Dollars in Thousands)
Income Statement Data:

Total interest and dividend
   income............................  $8,896  $5,862  $4,172    $2,449   $ 187
Total interest expense...............   4,493   3,607   2,491     1,455      95
                                       ------  ------  ------    ------   -----
Net interest income..................   4,404   2,255   1,681       994      92
Provision for loan losses............     543     321     157        99     100
                                       ------  ------  ------    ------   -----
Net interest income (loss) after
   provision for loan losses.........   3,861   1,934   1,524       895      (8)
                                       ------  ------  ------    ------   -----
Total non-interest income............     596     462     264       171      13
Total non-interest expenses..........   3,158   2,171   1,638     1,293     505
                                       ------  ------  ------    ------   -----
Net income (loss) before
   income taxes......................   1,298     225     150      (227)   (500)
Income taxes.........................     411      --      --        --      --
                                       ------  ------  ------    ------   -----
Net income (loss)....................  $  887  $  225  $  150    $ (227)  $(500)
                                       ======  ======  ======    ======   =====


----------------
(1) Nittany Bank commenced operations on October 26, 1998.

--------------------------------------------------------------------------------

                                               At or for the Year Ended December 31,(1)
                                       --------------------------------------------------------
                                       2002(2)     2001(2)     2000(2)     1999(2)      1998(2)
                                       -------     -------     -------     -------      -------
                                         (Dollars in Thousands, Except per Share Amounts)
Balance Sheet Data:

  Total assets .....................$  179,659  $  124,782   $  69,420    $ 50,045     $ 24,791
  Investment securities (includes
     available for sale and held to
     maturity) .....................    44,384      40,984      19,917      17,547       13,151
  Loans receivable, net ............   124,255      73,787      43,416      27,979        4,424
  Intangible assets (goodwill) .....       799         799         847         894          942
  Total deposits ...................   156,852      98,521      53,875      35,783       13,992
  Borrowings .......................    11,757      16,528       6,600       8,600        5,000
  Total stockholders' equity .......     9,905       8,962       6,360       5,231        5,154
  Total stockholders' equity
     before accumulated other
     comprehensive loss ............     9,914       9,028       6,509       5,777        5,184

Per Share  Data:

   Net income (loss) - basic........$     0.65  $     0.19  $     0.14    $  (0.27)    $  (2.49)
   Net income (loss) -  diluted.....      0.60        0.18        0.14       (0.27)         N/A
   Book value (end of period)(3)(4).      7.24        7.91        6.17        5.48         6.14
   Weighted average number of
      shares outstanding -- basic... 1,367,111   1,199,924   1,020,357     838,438      200,447
   Weighted average number of
      shares outstanding -- diluted. 1,473,248   1,216,225   1,024,642     838,438          N/A

Selected Asset Quality Ratios:

   Net loans charged-off as a
     percentage of average loans ...      0.04%       0.03%       0.02%       0.06%        0.06%
   Total non-performing loans to
     net loans .....................      0.13%       0.28%       0.09%         --           --
   Allowance for loan losses to
     total loans ...................      0.94%       0.87%       0.79%       0.66%        2.18%
Performance Ratios:
Equity to assets ...................      5.51%       7.18%      10.13%      12.29%       27.70%
Return on average equity ...........      9.47%       3.07%       2.56%      (4.84)%      (9.21)%
Return on average assets ...........      0.57%       0.25%       0.26%      (0.60)%      (2.55)%

____________________
(1)  Nittany Bank commenced operations on October 26, 1998.
(2) Per share data was adjusted for a 10% stock dividend issued in January 2001, a 10% dividend issued in January 2002 and a 20% dividend issued in February 2003.
(3) Book value per share, excluding accumulated other comprehensive loss, was $7.24, $7.91, $8.15, $7.97, and $8.93, respectively.
(4) Cash book value per share, excluding accumulated other comprehensive loss and intangible assets, was $6.66, $7.20, $7.06, $7.25, and $7.35, respectively.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THE OFFERING

         The Offering Price Does Not Necessarily Represent Current Market Value. Nittany's common stock began trading on the Electronic Bulletin Board on October 23, 1998 and Nittany issued a 10% stock dividend in January 2001, a 10% stock dividend in January 2002 and a 20% stock dividend in February 2003. Since January 1, 2002, the sales prices have generally ranged between approximately $9.00 to $18.00 per share. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Nittany's common stock will trade following the offering. No underwriter assisted us in determining the offering price. See "Trading History and Dividends" on page __.

         We Have Not Engaged an Underwriter And May Not Sell All of The Shares Offered. The offering is not underwritten, so we can provide no assurance that we will sell all or any of the shares offered. We may sell any number of shares in the offering without any minimum. We may terminate the offering after accepting subscriptions for any number of shares less than the maximum. Once you submit a subscription, we can hold your subscription funds in an non-interest bearing account and accept or reject your subscription for any reason or no reason. Our directors and officers have only limited experience in conducting an offering of common stock.

RISKS RELATED TO OUR BUSINESS

         Our Certificate of Incorporation and Bylaws Contain Certain Provisions Which May Discourage Non-Negotiated Takeover Attempts and May Limit Your Voting Power. Certain provisions included in our certificate of incorporation and bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. These provisions, which include restrictions on stockholders' ability to call special meetings, require an 80% vote for certain business combinations and amendments to our certificate of incorporation and bylaws and do not permit cumulative voting in the election of directors, may discourage non-negotiated takeover attempts. These provisions also tend to perpetuate management. You may determine that these provisions are not in your best interest in as much as they may substantially limit your voting power. See "Certain Anti- Takeover Provisions" on pages __ to __.

         Future Changes in Interest Rates May Reduce Our Earnings. Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between (1) the interest income we earn on interest-earning assets, such as mortgage loans and investment securities and (2) the interest expense we pay on our interest- bearing liabilities, such as deposits and amounts we borrow.

         If more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining, then our net interest income may be reduced. Conversely, if more interest- bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising, then our net interest income may be increased.

         Decreases in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and mortgage-related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Thus, a reduction in interest rates may cause our net interest rate spread to shrink because the decrease in the rates we pay on deposits and borrowings may be less than the decrease in the yields on our securities and loan portfolios. This could caused a decrease in our earnings, sometimes referred as an "earnings squeeze." At December 31, 2002, 64% of our loan portfolio was comprised of one- to four-family mortgage loans, which have recently experienced a very high prepayment rate.

         Fluctuations in interest rates are not predictable or controllable. We have attempted to structure our asset and liability management strategies to mitigate the impact of changes in market interest rates on our net interest income. However, there can be no assurance that we will be able to manage interest rate risk so as to avoid significant adverse effects in our net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk and Net Portfolio Value."

         Our Lending Business Is Geographically Concentrated Which Could Reduce Our Earnings and Effect Our Financial Condition. Our loan portfolio consists almost entirely of loans to persons and businesses located in Pennsylvania and, in particular, Centre County. The collateral for many of our loans consists of real and personal property located in the same county. During recent periods, a large number of jobs in manufacturing have been eliminated due to a weakened national economy. This lack of geographic diversification in the loan portfolios could have a material adverse effect on our financial condition and results of operation if a cyclical downturn or natural disaster affected the local economy.

         The Lending Business Has Inherent Risks. Nittany Bank is engaged primarily in real estate mortgage lending and consumer lending. A significant amount of the loans are secured by local commercial real estate, which is considered to have a higher risk than home mortgages. The risk of nonpayment of loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond our control, including local and general economic and market conditions. A substantial portion of our loans are secured by real estate. These same factors may adversely affect the value of real estate collateral. We maintain an allowance for loan losses and periodically make additional provisions to the allowance to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of these provisions are only estimates based on our judgment, and we can provide no assurance that actual losses incurred will not exceed the amount of the allowance or require substantial additional provisions to the allowance.

         We Have a Short Operating History. As of April 30, 2003, Nittany Bank has been operating for approximately four and one-half years. We cannot assure you that we will continue to increase in asset size at the rate we have grown since inception on October 26, 1998, or that results of future operations can be predicted.

         We Do Not Pay Cash Dividends. Our ability to pay cash dividends in the future will depend on our profitability, growth, capital needs and compliance with regulatory capital requirements. The Board of Directors currently intends to retain earnings, if any, to support growth and has no intention of paying cash dividends in the foreseeable future. We cannot assure you as to when or whether we will pay a cash dividend or the amount of the dividend.

         We Face Strong Competition. Competition may have an adverse effect on us. In Centre County, Pennsylvania, large regional financial institutions headquartered outside of the area dominate the banking industry. These large regional financial institutions have greater resources for marketing, development of services and products than we have, and they may enjoy greater economies of scale.

         The Amount of Common Stock Held by Our Executive Officers and Directors Gives Them Significant Influence over the Election of Our Board of Directors and Other Matters That Require Stockholder Approval. A total of approximately 646,432 shares of our common stock (including vested stock options), or 38.2% of the common stock outstanding (assuming 115,000 shares are sold in this offering resulting in 1,518,225 shares outstanding), is expected to be beneficially owned by our directors and executive officers following this offering. Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring stockholder approval, including the adoption of proposals made by stockholders. See page ____.

         A Highly Active and Liquid Trading Market for Our Stock Does Not Exist, and the Liquidity and Price of Our Stock May Be Adversely Affected by a Limited Trading Market. Our common stock trades on the over-the-counter market with quotations available on the OTC Bulletin Board. Due to the relatively small amount of stock outstanding, a highly active market for the stock does not exist. This means that there may be limited secondary market liquidity for our stock, which may negatively affect the price of the stock and cause significant volatility in the price of our stock. The liquidity of the trading market for our stock is also affected by the amount of stock held by our directors and executive officers, which is expected to be 38.2% of the common stock outstanding following this offering.

                                 USE OF PROCEEDS

         If we sell all of the shares offered, gross proceeds will be $_________. We estimate expenses of the offering at approximately $75,000 leaving maximum net proceeds of $_________. If we sell less than all of the shares offered, proceeds will be lower. If we sell some or all of the additional 34,500 shares registered, proceeds will be higher. Additionally, due to the timing of the sales of the offering and other factors, expenses may be greater. The offering is not subject to the sale of any minimum number or dollar amount of shares. See "How to Subscribe - General" on page ___.

         Nittany intends to retain all proceeds received in the offering and to invest all of the capital in Nittany Bank. The funds will be used to increase Nittany Bank's working capital and total regulatory capital. If we sell all the shares being offered, Nittany Bank will increase its loan to one-borrower limit to approximately $____ million.

         Proceeds retained by Nittany will initially be invested in government securities or other permitted investments and ultimately used in the discretion of the Board of Directors. We cannot assure you that we will succeed in selling all or any portion of the shares being offered.

                                 CAPITALIZATION

         The following table sets forth the capitalization and capital ratios of Nittany at December 31, 2002, and as adjusted to give pro forma effect to the offering assuming sale of the 115,000 shares being offered.

                                                                                At December 31, 2002
                                                                            ----------------------------
                                                                                         As Adjusted
                                                                             Actual    for the Offering
                                                                             ------    ----------------
                                                                               (Dollars in Thousands)
Preferred stock, 5,000,000 shares authorized; none outstanding..........    $     -          $    -
Common stock, $0.10 par value, 10,000,000 shares authorized;
   shares outstanding: 1,367,320 at December 31, 2002 and
   __________ as adjusted...............................................        137
Additional paid-in capital..............................................     11,046
Retained deficit .......................................................     (1,269)          (     )
                                                                            -------          -------
Stockholders' equity before accumulated other comprehensive loss........      9,914
Accumulated other comprehensive (loss) (1)..............................         (9)          (     )
                                                                            -------          -------
Total stockholders' equity .............................................    $ 9,905          $
                                                                            =======          =======
____________________
(1) Represents unrealized loss on securities available for sale.

Capital Ratios for Nittany Bank:
   Tangible capital ....................................................        6.1%                %
   Core capital.........................................................        6.1%                %
   Total risk-based capital.............................................       12.4%                %

         The table above assumes that Nittany will immediately pay estimated expenses of $75,000 and invest net proceeds in U.S. Treasury securities with a 0% risk factor for regulatory capital purposes. The table above does not reflect shares of common stock that would be issued upon exercise of outstanding stock options. See "Management - Stock Option Plan." The table also does not reflect the additional 34,500 shares that we have registered and may sell as described in the footnote on the cover page of this prospectus.

                         DETERMINATION OF OFFERING PRICE

         The Board of Directors of Nittany determined the offering price for the shares of common stock offered after considering several factors, including recent trading prices of the common stock, book value per share, earnings per share, historical results of operations, assessment of our management and financial condition and market activity of stock for other financial institutions. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which the common stock will trade following the offering. Because the offering is expected to take place over a period of 60 to 90 days, the market price for the common stock could vary during the offering. The offering will terminate no later than December 31, 2003.

                          TRADING HISTORY AND DIVIDENDS

Trading History

         Nittany's common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." Baird, Patrick & Co. Inc., E.E. Powell & Co., Inc., Hill Thompson Magid, L.P., Knight Securities, L.P., Monroe Securities, Inc. and Ryan Beck & Co. have all recently acted as market makers for the common stock. These market makers have no obligation to make a market for Nittany's common stock, and they may discontinue making a market at any time.

         The information in the following table indicates the high and low closing prices for the common stock, based upon information provided by the market makers. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by shareholders or through other dealers who are not market makers.

         Nittany issued a 10% stock dividend in January 2001, a 10% stock dividend in January 2002 and a 20% stock dividend in February 2003. Market prices set forth in the table below have been adjusted for the stock dividends.

                                                           High ($)    Low ($)
                                                           --------    -------
2003
----
Second Quarter (through April __, 2003)...........
First Quarter.....................................          18.00       13.75

2002
----
Fourth Quarter....................................          14.17       12.08
Third Quarter.....................................          15.16       10.79
Second Quarter....................................          15.42        9.58
First Quarter.....................................          11.04        8.50

2001
----
Fourth Quarter....................................           8.52        6.86
Third Quarter.....................................           7.95        6.86
Second Quarter....................................           7.77        7.20
First Quarter.....................................           9.09        6.84

2000
----
Fourth Quarter....................................           7.95        5.85
Third Quarter.....................................           7.06        5.85
Second Quarter....................................           7.06        6.37
First Quarter.....................................           7.23        5.85

1999
----
Fourth Quarter....................................           7.58        6.54
Third Quarter.....................................           8.09        7.23
Second Quarter....................................           8.09        7.15
First Quarter.....................................           7.75        7.15

         On April __, 2003, the last reported sale price of the common stock on the Electronic Bulletin Board was $_____ per share. As of March 31, 2003, we had approximately 600 shareholders of record, which does not include the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms.

Dividend Policy and History

         We currently have no intention of paying cash dividends in the foreseeable future. Instead, we intend to consider the periodic issuance of stock dividends. Payment of cash dividends is conditioned on earnings, financial condition, cash needs, the discretion of the Board of Directors and compliance with regulatory requirements. Our ability to pay dividends to stockholders is dependent upon the dividends we receive from Nittany Bank. Nittany Bank may not declare or pay a cash dividend on any of its stock if the effect of such payment would cause its regulatory capital to be reduced below the regulatory requirements imposed by the OTS.

                                HOW TO SUBSCRIBE

General

         To invest, you must purchase at least 250 shares for a minimum investment of $_____ (unless waived on a case-by-case basis by the Board of Directors). Once you submit a completed subscription to us, you may not withdraw it. We reserve the right to accept individual subscriptions for fewer than 250 shares in our discretion. The offering is not underwritten and is not conditioned on the sale of any minimum number of shares. Our directors and executive officers intend to purchase approximately 20,000 shares in the offering. However, they reserve the right to increase or decrease the number of shares they plan to purchase.

         Only the directors and officers of Nittany and its subsidiaries have the authority to solicit subscriptions for shares. Our directors and officers intend to solicit by means of personal and telephone contact with prospective subscribers and by direct mailing of the prospectus. We may reimburse our directors and officers for their reasonable expenses, if any, incurred in connection with the selling of shares. If necessary, we may enter into an agreement with a registered broker dealer to assist in the sale of shares, without notice to subscribers. Fees to the broker dealer may range from 1% to 3% of the total shares sold. At the time of printing this prospectus, we currently have no plans to enter into such an arrangement.

Purchase Guidelines

         In connection with this offering, Nittany has generally established the following guidelines.

         1. Stockholders of record of Nittany as of the date of this prospectus will be given preference to purchase stock. In the event of an oversubscription by stockholders, orders will generally be filled in the order they are received.

         2. Any remaining shares will be offered to the general public, with a preference given first to customers of Nittany Bank and then to persons residing in the State College area.

         Notwithstanding the above guidelines, Nittany reserves the right to reject any order in part or in whole.

Restrictions

         Only persons who have received a copy of this prospectus may subscribe. No investor may purchase, directly or indirectly, shares which together with any shares previously held by the investor equal or exceed 10% of the Nittany common stock to be outstanding immediately following completion of the offering. In addition, except with our consent, no investor may purchase in the offering, directly or indirectly, more than 10,000 shares of our common stock in the offering.

Application for Common Stock

         The prospectus includes Appendix A, the Stock Subscription Application, and is accompanied by a Stock Subscription Application. You may subscribe to purchase shares by mailing or delivering to us:

        o         a completed and signed application; and
        o a check payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp." in the amount of the purchase price.

         We can accept or reject applications in whole or in part for any reason. We will notify you in writing whether we have accepted your application within ten business days after receipt of your application. If we reject your application in whole or in part, we will return your unaccepted funds.

         We will deposit all subscription funds in a non-interest-bearing escrow account at Nittany Bank. Any funds in the escrow account are insured by the FDIC up to a maximum of $100,000 per purchaser; however, our common stock is not insured by the FDIC or any other agency.

         The first closing is expected to occur on or before June 30, 2003. Thereafter, on approximately a monthly basis, we will conduct a closing at our premises. At each closing, at our request Nittany Bank will release to us funds in the escrow account attributable to accepted applications. Within 10 business days after each closing, we will mail to each of you whose application we have accepted a stock certificate, registered in your name or as directed by you, for the shares you have purchased.

         We plan to keep the offering open for 60 to 90 days, but we may terminate it early or extend it until December 31, 2003. If for any reason we terminate the offering without accepting any applications, we will send to each of you who has submitted an application a written notice and a refund of the amount you submitted on those funds while on deposit in the impound account.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         We are a unitary thrift holding company organized in 1997 for the purpose of establishing a de novo community bank in State College, Pennsylvania. The business operations of Nittany include three operating subsidiaries, as follows:

         o Nittany Bank commenced banking operations in October 1998 as a federally-insured federal savings bank with two offices at 116 East College Avenue and 1276 North Atherton, State College, Pennsylvania. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive in State College and on January 14, 2002, a fourth State College branch office opened at 2541 East College Avenue.

         o Nittany Asset Management, Inc. was formed in May 1999 primarily to offer various types of investment products and services. This subsidiary is headquartered at 2541 East College Avenue, State College, Pennsylvania and began operations in November 1999.

         o On January 1, 2003, Nittany Financial Corp. acquired Vantage Investment Advisors, LLC for consideration consisting of cash, the assumption of Vantage debt, and 36,000 shares of Nittany Financial Corp. stock. Vantage is a registered investment advisor headquartered in State College, Pennsylvania that manages investment assets totaling approximately $146 million for nearly 500 clients.

         Our business is conducted principally through Nittany Bank. Nittany Bank provides a full range of banking services with an emphasis on residential and commercial real estate lending, consumer lending, commercial lending and retail deposits. At December 31, 2002, we had consolidated assets of $180 million, loans receivable (net of reserve) of $124 million, deposits of $157 million, and stockholders' equity of $9.9 million. Net income for the year ended December 31, 2002 increased $662,000 to

$887,000, or $0.60 per diluted share, from $225,000, or $0.18 per diluted share, for the same 2001 period.

         The year 2002 results reflect the adoption of a new accounting standard eliminating the amortization of goodwill beginning January 1, 2002. Had the new accounting standard been effective in the 2001, net income would have increased by $36,000 or $0.03 per diluted share. Refer to note 7 of the notes to consolidated financial statements. Net income for the year 2002 also included a provision for loan losses of $543,000 and income taxes of $412,000 compared to no income taxes for 2001.

Market Risk and Net Portfolio Value

         Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. The Bank is at risk of changes in interest rates that affect the income it receives on lending and investment activities, as well as the costs associated with its deposits and borrowings. A sudden and substantial change in interest rates may affect earnings if the rates of interest that the Bank earns on its loans and investments does not change at the same speed, to the same extent, or on the same basis as the interest rates the Bank pays on its deposits and borrowings. The Bank makes it a high priority to actively monitor and manage its exposure to interest rate risk.

         The Bank seeks to manage interest rate sensitivity through its asset and liability committee (ALCO) which is comprised of members of management and the board of directors. The committee accomplishes this by first evaluating the interest rate risk that is inherent in the makeup of the Bank's assets and liabilities. The committee then considers the Bank's business strategy, current operating environment, capital and liquidity requirements, as well as the Bank's current performance objectives, to determine an appropriate level of risk. The
Board of Directors has adopted guidelines within which the Bank manages its interest rate risk, trying to minimize to the extent practical its vulnerability to changes in interest rates. These strategies include focusing the Bank's investment activities on short and medium-term securities, emphasizing shorter-term loans and loans with adjustable rate features, and maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities.

         The Bank also monitors its interest rate sensitivity through the use of an asset/liability management (ALM) model which estimates the change in its net portfolio value ("NPV") in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items. The change in NPV measures the Bank's vulnerability to changes in interest rates by estimating the change in the market value of its assets, liabilities and off-balance sheet items as a result of an instantaneous change in the general level of interest rates (i.e. shock analysis). At December 31, 2002, the Bank had $13,762,000 of off-balance sheet items, which are described in Footnote 12 to the Financial Statements.

         As market interest rates decreased during 2002, the average maturities of loans and investment securities shortened due to quicker prepayments, causing an increase in their value. Deposit accounts have only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increase. If market interest rates begin to increase, the average maturities of loans and securities will lengthen as prepayment decrease. Decreases in the value of these loans and securities occur at a more rapid rate in the Bank's NPV model than increases in the value of its deposits. The slow increase in the value of the Bank's deposits in a rising interest rate environment is due to the high concentration of time deposits in the deposit base which have terms of one year or less.

         The following table lists the percentage change in our net portfolio value (NPV) assuming an immediate change in interest rates of plus or minus up to 300 basis points from the level at December 31, 2002. The NPV was calculated by the OTS, based on information provided by Nittany Bank.


 Changes in Interest   Estimated  Amount of  Amount of    NPV        Change
Rates in basis Points    NPV($)   Change($)  Change(%)  Ratio(%)  (Basis Points)
---------------------    ------   ---------  ---------  --------  --------------
   (Rate Shock)                      (1)        (2)       (3)          (4)
       +300             17,816      (4,690)     (21)%      9.60%       (213)
       +200             20,570      (1,936)      (9)%     10.89%        (83)
       +100             21,974        (532)      (2)%     11.51%        (21)
          0             22,506           -        -       11.72%          -
       -100             22,329        (178)      (1)%     11.60%        (12)
       -200                N/A          N/A       N/A        N/A         N/A
       -300                N/A          N/A       N/A        N/A         N/A

__________
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as estimated NPV divided by present value of total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         The NPV model, shown above, which is prepared by the Office of Thrift Supervision (OTS), has certain shortcomings. Based on the model, certain assumptions are made that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of its interest rate sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of the Bank's exposure to interest rate risk, the Bank cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

Comparison of Financial Condition

         Asset growth for the period continued to be strong. Total assets increased $54,877,000, or 44.0%, to $179,659,000 at December 31, 2002 from
$124,782,000 at December 31, 2001. A strong real estate market, aggressive loan originations and declining interest rates resulted in a net increase in loans receivable of $50,468,000 that was primarily supported with growth in deposit accounts of $58,331,000.

         Cash and cash equivalents decreased $261,000 to $5,852,000 at December 31, 2002 from $6,113,000 at December 31, 2001. The decrease resulted from temporary fluctuations with interest-bearing deposits with other banks due to the timing of customer activity. Management believes that our liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, FHLB advances, and the portion of the investment and loan portfolios that mature within one year. These sources of funds will enable us to meet cash obligations and off-balance sheet commitments as they come due.

         Investment securities available for sale decreased $7,164,000 to $6,024,000 at December 31, 2002 from $13,188,000 at December 31, 2001. The decrease reflects proceeds from sales, principal repayments, and maturities of $7,178,000. There were no purchases of securities available for sale during the year. Investment securities held to maturity increased $10,564,000 to $38,360,000 at December 31, 2002 from $27,796,000 at December 31, 2001. Such increase reflects held to maturity securities purchases of $40,191,000 offset by proceeds from principal repayment and maturities of $29,335,000.

         Net loans receivable increased $50,468,000 to $124,255,000 at December 31, 2002 from $73,787,000 at December 31, 2001. The increase in net loans receivable resulted primarily from the economic health of our market area, declining interest rate and the strategic, service-oriented marketing approach taken by management to meet the lending needs of the area. The majority of lending activity continues to be mortgage loans secured by one-to-four family residential property. During fiscal 2002, mortgage loans secured by one to four family residential property increased $35,665,000 from fiscal 2001. Residential real estate, construction, and home equity loans make up 70.7% of the total loan portfolio at December 31, 2002. During 2002 commercial real estate and commercial loans grew to $34,702,000 from $21,434,000 in fiscal 2001, and currently account for 27.7% of the total loan portfolio. Management attributes the increases in residential owner occupied and non-owner occupied and commercial properties to continued customer referrals and our overall relationship with its customers. As of December 31, 2002, we had additional commitments to extend credit of $13,762,000 of which approximately $4,529,000 relates to commercial and commercial real estate.

         The allowance for loans is increased by the provision for loan losses, which is charged against earnings, and is reduced by charge-offs and increased by recoveries. At December 31, 2002, our allowance for loan losses increased $527,000 to $1,177,000 from $650,000 at December 31, 2001. This increase was primarily due to the growth of commercial real estate loans and the commercial loan portfolios. The increased allowance resulted from a loan loss provision of $543,000, charge-offs of $29,000, and recoveries of $13,000 during the year.

         The addition to the allowance for loan losses is based upon a determination by management that it believes is appropriate. Due to the Bank's lack of historical experience since it is newly formed, management bases its determination upon such factors as the volume and type of loans that are originated, the amount and trends relating to its delinquent and non-performing loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in its portfolio. Although we maintain the allowance for loan losses at a level that we consider to be adequate to provide for the inherent risk of loss in its loan portfolio at December 31, 2002, there can be no assurance that additional provisions will not be required in future periods.

         Premises and equipment increased $597,000 to $1,941,000 from $1,344,000 at December 31, 2001. The increase is related primarily to the new branch office and corporate headquarters building located on 2541 East College Avenue which opened on January 14, 2002, as well as improvements to the other offices and purchases of additional equipment.

         At December 31, 2002, liabilities increased $53,933,000 to $169,753,000 from $115,820,000 at December 31, 2001. Of this increase at December 31, 2002, deposits increased $58,331,000 to $156,852,000 from $98,521,000 at December 31,
2001. Such increase was primarily the result of increases savings deposits of $39,898,000 as we paid higher than market rates on certain deposit products during the year.

         Stockholder's equity increased to $9,904,000 at December 31, 2002 from $8,962,000 at December 31, 2001 as a result of net income of $887,000, and a decline in accumulative other comprehensive loss of $57,000. On January 17, 2003, the Board of Directors declared a six-for-five stock split, payable in the form of a 20% stock dividend on Nittany Financial Corp. outstanding common stock, payable on February 15, 2003, to stockholders of record as of January 31, 2003.

Results of Operations

         We recorded net income of $887,000 for the year ended December 31, 2002 as compared to a net income of $225,000 for the year ended December 31, 2001. This increase in net income was due to the significant growth in net interest income of $2,149,000 and noninterest income of $133,000 while offset by increases in noninterest expense, the provision for loan losses and income taxes of $988,000, $223,000 and $412,000, respectively. Basic earnings per share increased to $0.65 per share for the year ended 2002 from $0.19 per share for the year ended 2001. Diluted earnings per share increased to $0.60 per share from $0.18 per share for the same time period.

         Net interest income for the year ended December 31, 2002 increased $2,149,000 to $4,404,000 from $2,255,000 for the same period ended 2001.
Interest income increased $3,034,000 for the year ended 2002 as compared to the prior year and was influenced mainly by increases in interest earned on loans receivable and investment securities of $2,665,000 and $535,000, respectively. Although the declining interest rate environment resulted in a decrease to interest rate yields, interest income was driven by increases in average balances of interest-earning assets. The average balance of loans receivable increased $43,689,000 to $98,013,000 during 2002, when compared to $54,324,000 for the year ended 2001. The yield on interest earning assets decreased to 5.93% for the year ended 2002 from 6.73% for the year ended 2001 and was primarily caused by a 86 basis point and 109 basis point decrease in loans receivable and investment securities, respectively.

         Interest expense increased $886,000 for the year ended December 31, 2002 to $4,493,000 from $3,607,000 for the same period ended 2001. Interest expense incurred on deposits increased $748,000 for the year ended 2002 as compared to the same period ended 2001. This was primarily attributable to continued growth in the Bank's amount of savings deposits, including core checking and savings deposits which paid a rate higher than competitors in the market. Average balances in the savings product increased by $43,557,000 to $68,597,000 from $25,040,000 in fiscal 2001. The declining interest rate environment resulted in the cost of funds deceasing to 3.25% for the year ended December 31, 2002 from 4.62% for the year ended 2001.

         For a detailed analysis of interest income and interest expense, see "Average Balance Sheet and Rate/Volume Analysis" below.

         Average Balance Sheet. The following table sets forth certain information for the years ended December 31, 2002 and 2001. The average yield and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively for the periods presented. Average balances are derived from average daily balances.

                                                                     For the Year Ended December 31,
                                                    -------------------------------------------------------------------
                                                                2002                              2001
                                                    ------------------------------   ----------------------------------
                                                    Average              Average      Average              Average
                                                    Balance   Interest  Yield/Cost    Balance   Interest  Yield/Cost(3)
                                                    -------   --------  ----------    -------   --------  -------------
                                                                          (Dollars in thousands)
Interest-earning assets:
  Loans receivable...............................  $ 98,013   $ 7,021       7.16%     $54,324    $4,356       8.02%
  Investments securities.........................    41,508     1,743       4.20%      22,828     1,208       5.29%
  Interest-bearing deposits with other banks.....    10,560       133       1.26%       9,907       298       3.01%
                                                   --------   -------       ----      -------    ------       ----
Total interest-earning assets....................   150,081     8,896       5.93%      87,059     5,862       6.73%
                                                              -------                            ------
Noninterest-earning assets.......................     6,576                             5,112
Allowance for loan losses........................      (900)                            (436)
                                                   --------                           -------
Total assets.....................................  $155,757                           $91,735
                                                   ========                           =======
Interest-bearing liabilities:
  Interest-bearing demand deposits...............  $ 13,766       227       1.65%     $ 8,796       199       2.26%
  Money market deposits..........................    19,429       609       3.13%      15,458       692       4.48%
  Savings deposits...............................    68,597     2,076       3.03%      25,040     1,032       4.12%
  Certificates of deposit........................    21,689       912       4.21%      19,336     1,153       5.96%
  Borrowings.....................................    14,552       668       4.59%       9,439       531       5.63%
                                                   --------   -------       ----      -------    ------       ----
Total interest-bearing liabilities...............   138,033     4,493       3.25%      78,069     3,607       4.62%
                                                   --------   -------                 -------    ------
Noninterest-bearing liabilities
  Demand deposits................................     5,066                             3,234
  Other liabilities..............................     3,294                             3,103
Stockholders' equity.............................     9,364                             7,329
                                                   --------                           -------
Total liabilities and stockholders' equity.......  $155,757                           $91,735
                                                   ========                           =======
Net interest income..............................             $ 4,404                            $2,255
                                                              =======                            ======
Interest rate spread (1).........................                           2.67%                             2.11%
Net yield on interest-earning assets(2)..........                           2.93%                             2.59%
Ratio of average interest-earning assets to
 average interest-bearing liabilities............                         108.73%                           111.52%

--------------
(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume  (changes in average  volume  multiplied  by old rate) and
(ii) changes in rate (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                 Year Ended December 31,
                                            -------------------------------
                                                       2002 vs. 2001
                                            -------------------------------
                                                    Increase (Decrease)
                                                          Due to
                                            -------------------------------
                                              Volume       Rate      Total
                                              ------       ----      -----

Interest-earning assets:
Loans receivable .........................   $ 3,503    $  (838)   $ 2,665
Investment securities ....................       988       (454)       534
Interest-bearing deposits with other banks       (20)      (185)      (165)
                                             -------    -------    -------
  Total interest-earning assets ..........   $ 4,511    $(1,477)   $ 3,034
                                             =======    =======    =======

Interest-bearing liabilities:
 Interest-bearing demand deposits ........   $   112    $   (85)   $    27
 Money market ............................       178       (261)       (83)
 Savings deposits ........................     1,795       (751)     1,044
 Certificates of deposit .................       140       (381)      (241)
 Advances from FHLB ......................       288       (150)       138
                                             -------    -------    -------
   Total interest-bearing liabilities ....   $ 2,513    $(1,628)   $   885
                                             =======    =======    =======

Increase (decrease) in net interest income   $ 1,998    $   151    $ 2,149
                                             =======    =======    =======

         Total noninterest income for the year ended December 31, 2002 increased $134,000 to $596,000 from $462,000 for the year ended 2001. Noninterest income items are primarily comprised of service charges and fees on deposit account activity, along with fee income derived from asset management services and related commissions. Service fees on deposit accounts increased $121,000 and have progressively increased during each quarter as the number of accounts and volume of related transactions have increased. Additionally, for the year ended 2002, Nittany Asset Management contributed approximately $96,000 in commission and management fees, an increase of $28,000 from fiscal 2001.

         Total noninterest expenses increased $987,000 for the year ended December 31, 2002 to $3,158,000 from $2,171,000 for fiscal 2001. The increase in total noninterest expenses for both periods was primarily related to operating a larger organization that resulted from the opening of an additional office during the first quarter of 2002, as well as the related marketing efforts to increase visibility within our market. Salary and benefits costs increased in connection with the new office, as seven full-time staff were hired which included a new lending officer. In addition, occupancy and equipment expenses increased as well due to the new branch operations. For the year ended December 31, 2002, Nittany Asset Management operations contributed approximately $61,000 of other operating expense, approximately the same as 2001. Noninterest expense was also lower due the adoption of a new accounting standard which eliminated the amortization of goodwill beginning January 1, 2002.

         We utilized all remaining federal tax loss carry forwards during 2002 and expensed income taxes of $412,000, compared to no income taxes for prior years since the opening of the Bank.

 Liquidity and Capital Resources

         Our primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from maturities, sales and repayments of investment securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Management monitors liquidity daily, and on a monthly basis incorporates liquidity management into its asset/liability management program.

         We must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. We generally maintain sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 2002, cash and interest-bearing deposits with other Bank's totaled $5,852,000 or 3.3% of total assets, and investment securities classified as available for sale totaled $6,024,000 or 3.4% of total assets. We maintain a credit facility with the FHLB of Pittsburgh, which provides for immediately available advances. Advances under this credit facility totaled $8,616,000 at December 31, 2002. In addition, we have access to funds through the discount window at the Federal Reserve Bank.

         At December 31, 2002, we had loan and lines of credit commitments totaling $13,762,000. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Time certificates of deposit that are scheduled to mature in less than one year from December 31, 2002 totaled $7,381,000. We expect that we will retain a majority of maturing certificates accounts.

         Net cash provided by operating activities for the year ended December 31, 2002 increased $1,611,000 to $2,120,000 from $509,000 for the same period in
2001. The increase for the year ended December 31, 2002 was primarily due to net income of $887,000 compared to a net income of $225,000 for the year ended 2001. Net cash used for investing activities for the year ended December 31, 2002 increased $2,444,000 to $55,942,000 from $53,498,000 for the year ended December 31, 2001. Such increase in funds primarily reflects an increase of $20,287,000 in loan originations, net purchases of investment securities held to maturity of $10,856,000, offset by net proceeds from investment securities available for sale of $5,397,000. Net cash provided by financing activities for the year ended December 31, 2002 decreased $1,308,000 to $53,561,000 from $54,869,000 for the year ended December 31, 2001. Such decrease in receipt of funds is primarily due to increases in deposits of $13,685,000 offset by a decrease from in net funds received from borrowings of $12,700,000 and offset by a decrease of $2,295,000 of net proceeds received from the sale of common stock.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

         Management monitors Nittany Bank's total risk-based, tier I risk-based and tier I leverage capital ratios in order to assess compliance with regulatory guidelines. At December 31, 2002, Nittany Bank's total risk-based, tier I risk-based and tier I leverage ratios were 12.40%, 11.20%, 6.10%, respectively.

                                    BUSINESS

         Nittany Financial Corp. We were incorporated under the laws of the Commonwealth of Pennsylvania on December 8, 1997, primarily to own all of the outstanding shares of capital stock of Nittany Bank. On September 14, 1998, the Office of Thrift Supervision, referred to herein as the "OTS", granted us the necessary approvals to acquire the capital stock of Nittany Bank and to become a savings and loan holding company of Nittany Bank. Nittany Bank opened for business on October 26, 1998, and currently has four branches in State College, Pennsylvania.

         We initially issued 29,998 shares of Common Stock at $10.00 per share in a private offering in order to pay our pre-opening costs and offering expenses of our initial public offering in August 1998. The initial public offering was primarily for the purpose of raising the funds necessary to capitalize Nittany Bank. We sold a total of 537,438 shares of common stock in the initial public offering and issued 10,000 shares to First Commonwealth Bank in connection with the acquisition of the Bank's first two offices. Effective as of October 23, 1998, we purchased with all of the proceeds received in the initial public offering all of the capital stock of Nittany Bank.

         On March 31, 2000, we completed a stock offering in which 131,953 shares of common stock were sold to existing shareholders of Nittany, customers of Nittany Bank, and the general public, and approximately $1.5 million in gross proceeds was raised. On October 24, 2001, we completed a stock offering in which 250,000 shares of common stock were sold to existing shareholders of Nittany, customers of Nittany Bank, and the general public, and approximately $2.4 million in gross proceeds was raised.

         We are a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that Nittany Bank retains a specified amount of its assets in housing-related investments. We currently conduct no significant business or operations of our own other than owning all of the outstanding shares of capital stock of Nittany Bank and Nittany Asset Management, Inc.

         Nittany Asset Management Inc. On May 24, 1999, Nittany Asset Management was formed and incorporated as a Pennsylvania corporation. Nittany Asset Management commenced operation in November 1999 as a wholly-owned subsidiary of Nittany to provide investment advisory services to high net worth or emerging affluent clients, with an emphasis on establishing fee based asset management accounts. Nittany Asset Management will continue to explore various services to generate increased non- interest income. However, there is no assurance whether it will be successful in its efforts.

         Nittany Bank. In April 1998, the organizers of Nittany filed an application with the OTS to organize a federal stock savings bank. In September 1998, the OTS conditionally approved the application, and the organizers obtained all necessary regulatory approvals to commence banking operations. In October 1998, the organizers sold their capital stock to Nittany and commenced banking operations on October 26, 1998. Nittany Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation and we are a member of the Federal Home Loan Bank System.

         The Bank commenced operations with two branch offices located at 116 East College Avenue and 1276 North Atherton Street, which were acquired from First Commonwealth Bank. In addition to such branch offices, the Bank also acquired from First Commonwealth Bank certain assets and assumed certain deposit liabilities, primarily related to such branch offices. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive, State College, Pennsylvania. On January 14, 2002, a fourth branch office was opened in the former Zimms Restaurant at 2541 East College Avenue in State College, Pennsylvania. This building operates as a full service branch office of the Bank, and serves as an office of Nittany Asset Management, Inc. and Vantage Investment Advisors, LLC. Additionally, Nittany Bank announced in January 2003 that it will open a branch office in the current Shoney's Restaurant at 1900 South Atherton St., State College, Pennsylvania. The Bank is expected to relocate its existing office at 129 Rolling Ridge Drive, State College, Pennsylvania to the new location by the end of June 2003.

         We are a community-oriented financial institution. Our business is to attract retail deposits and to invest those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family mortgage loans and small business real estate loans. To a lesser extent, we invest in home equity loans, construction loans, commercial business loans and consumer loans. Our deposit base is comprised of traditional deposit products including checking accounts, statement savings accounts, money market accounts, certificates of deposit and individual retirement accounts.

         Vantage Investment Advisors, LLC. On January 1, 2003, Nittany acquired Vantage Investment Advisors, LLC ("Vantage"). Nittany acquired Vantage for consideration consisting of cash, the assumption of Vantage debt and 36,000 shares of Nittany Financial Corp. stock. Vantage is a registered investment advisor headquartered in State College, Pennsylvania that manages investment assets totaling approximately $146 million for nearly 500 clients.

         Market Strategy. Our objective is to create a customer-driven financial institution focused on providing value to customers by delivering products and services matched to the customers' needs. We believe that customers are drawn to a locally owned and managed institution that demonstrates an active interest in its customers and their business and personal financial needs.

         The banking industry in our market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by increasing fees for bank services, the dissolution of local boards of directors, management and personnel changes and, in the perception of management, a decline in the level of customer service. With recent changes in regulations and the banking industry, this type of consolidation is expected to continue.

         Operating Strategy. We believe that the following attributes make us attractive to the local business people and residents:

         o        Direct  and  easy  access  to  our  President,   officers  and
                  directors, by members of the community, whether during or after business hours.

         o Local conditions and needs are taken into account by us when deciding loan applications and making other business decisions affecting members of the community.

         o A personalized relationship banking approach that is supported by decision making that is local and responsive to customer needs.

         o Offering competitive interest rates and fees on passbook and checking accounts.

         o        Prompt review and processing of loan applications.

         o        Depositors' funds are invested back into the community.

         o        Our positive involvement in the  community  affairs  of  State
                  College.

         o Technology based services that enhance the convenience for our customers to conduct business.

         o Availability of a wide array of financial services coordinated by a team of personal bankers dedicated to meeting customer needs.

         Competition. We experience substantial competition both in attracting and retaining deposits and in making loans. Our most direct competition is in our market area of Centre County (which includes the borough of State College and the surrounding townships of College, Ferguson, Halfmoon, Harris and Patton) which is a highly competitive market for financial services. We face direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence and in some cases a national presence. Many of these financial institutions have been in business for many years, have established customer bases, are significantly larger and have greater financial resources than we have and are able to offer certain services that we currently are not able to offer. In particular, Centre County, is served almost entirely by large, regional financial institutions, almost all of which are headquartered out of the area. These financial institutions include Mellon Bank, NA (Pittsburgh, PA), Sovereign Bank (Reading, PA), Northwest Savings Bank (Warren, PA), PNC Bank (Pittsburgh, PA), First Commonwealth Bank (Indiana, PA), Omega Bank (State College, PA), M & T Bank (Buffalo, NY), Reliance Bank (Altoona, PA) and U.S. Bank (Johnstown, PA). The area also includes Corning Employees Credit Union, Penn State Federal Credit Union, SPE Federal Credit Union and State College Federal Credit Union. Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College. We also compete for deposits and loans from non-bank institutions such as brokerage firms, credit unions, insurance companies, money market mutual funds and mortgage banking companies.

Lending Activities

         Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of our loan portfolio by type of loan and in percentage of the respective portfolios at the dates indicated.

                                                      At December 31,
                                          --------------------------------------
                                                2002                  2001
                                          -----------------     ----------------
                                          Amount    Percent     Amount   Percent
                                          ------    -------     ------   -------
Type of Loans:                                    (Dollars in Thousands)
--------------
Real Estate Loans:
  One- to- four family...............   $ 80,163     63.89%    $44,498    59.75%
  Home equity........................      6,341      5.05       4,763     6.40
  Commercial.........................     26,701     21.28      15,463    20.77
  Construction.......................      2,224      1.77       1,236     1.66
Commercial...........................      8,001      6.38       5,971     8.02
Consumer ............................      2,048      1.63       2,531     3.40
     Total...........................    125,478    100.00%     74,462   100.00%
                                         -------    ======     -------   ======
Less:
Deferred loan (costs) fees, net......         46                    25
Allowance for possible loan losses...      1,177                   650
                                        --------               -------
     Total loans, net................   $124,255               $73,787
                                        ========               =======

Loan Maturity Tables

         The following table sets forth by scheduled repricing dates or the contractual maturity dates the of the loan portfolio at December 31, 2002. The table does not include prepayments or scheduled principal repayments.


                                             Due after
                        ---------------------------------------------------
                        Due within    1 through      Due after
                          1 year       5 years        5 years       Total
                         --------      --------      --------      --------
                                         (In thousands)
Real Estate Loans:
------------------
  One- to- four family   $  1,039      $  1,581      $ 77,542      $ 80,163
  Commercial .........      1,414         4,396        20,891        26,701
  Construction .......      2,070          --             154         2,224
  Home equity ........        268           856         5,217         6,341
Commercial ...........      3,692         1,318         2,991         8,001
Consumer .............        593         1,306           150         2,048
                         --------      --------      --------      --------
Total amount due .....   $  9,076      $  9,457      $106,945      $125,478
                         ========      ========      ========      ========

         The following table sets forth the dollar amount of all loans at December 31, 2002 due after December 31, 2003, which have fixed interest rates and floating or adjustable interest rates.

                                                    Floating or
                                    Fixed Rates   Adjustable Rates      Total
                                    -----------   ----------------      -----
                                                   (In thousands)
One- to- four family.............    $27,359          $51,765       $ 79,124
Commercial real estate...........      7,354           17,933         25,287
Home equity......................      6,073                -          6,073
Commercial.......................      3,124            1,185          4,309
Consumer.........................      1,455                -          1,455
                                     -------          -------       --------
         Total...................    $45,365          $70,833       $116,248
                                     =======          =======       ========

         One- to- Four Family Lending. One- to- four family residential mortgage loans are secured by property located in our market area. We generally originate one- to- four family owner-occupied residential mortgage loans in amounts up to 90% (80% for non-owner occupied) of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. Additionally, we generally originate and retains fixed rate and adjustable rate loans for retention in its portfolio. Currently, our one- to- four family loan portfolio consists of 15-year fixed rate loans and adjustable rate loans with fixed rate periods of up to seven years (three or five years for non-owner occupied), with primarily, principal and interest calculated using a maximum 30 year (owner occupied) or 25 year (non-owner occupied) amortization period.

         The Bank also provides access to the secondary market for 15 and 30 year fixed rate owner occupied residential mortgages.

         All of the one- to- four family mortgages include "due on sale" clauses, which are provisions that give us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property appraisals on real estate securing one- to- four family residential loans that we originate are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. At our discretion, title insurance is either obtained or, more commonly, an attorney's certificates of title is obtained on first mortgage real estate loans originated. In some instances, a fee is charged equal to a percentage of the loan amount (commonly referred to as points).

         We have historically only originated loans which we hold in our own portfolio. With the recent decrease in market interest rates, Nittany Bank entered into an arrangement with a local mortgage broker to offer long-term, fixed-rate loans at a competitive interest rate, which are sold in the secondary mortgage market. We receive a fee in connection with the administrative services rendered in offering and accepting these secondary market mortgage loans from our customers. We do not service or fund these loans.

         Commercial Real Estate and Commercial Business Loans. We originate a significantly higher percentage of commercial real estate loans than the average savings bank. Commercial real estate loans are loans secured by commercial real estate (e.g., shopping centers, medical buildings, retail offices) in our market area. Commercial real estate loans are generally originated in amounts up to 80% of the appraised value of the property and are secured by improved property such as residential retail properties, office buildings, retail stores, warehouse, church buildings and other non-residential buildings, most of which are located in our market area. Commercial real estate loans are generally made at rates which adjust above the treasury interest rate and cost of funds rate or are balloon loans with fixed interest rates which generally mature in three to five years with principal amortization for a period of up to 25 years.

         Commercial business loans are underwritten on the basis of the borrower's ability to service such debt from income. Commercial business loans are generally made to small and mid-sized companies located within our primary lending area. In most cases, additional collateral of equipment, accounts receivable, inventory, chattel or other assets is required before we make a commercial business loan. We are an approved Small Business Administration (SBA) lender.

         Loans secured by commercial real estate and commercial business loans are generally larger and involve a greater degree of risk than one- to- four family residential mortgage loans. Of primary concern, is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.

         Construction Loans. We originate loans to finance the construction of one- to- four family dwellings. Generally, construction loans to individuals are made only if we also make the mortgage loan on the property. Construction loans to individuals are underwritten similar to those for residential mortgage loans. We make construction loans to builders on a limited basis. Construction loans to builders generally are lines of credit with terms of up to one year and interest rates which are adjusted with the Wall Street prime rate. These loans generally are adjustable rate loans.

         Construction financing is generally considered to involve a higher degree of risk of loss than long- term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

         Consumer. Our consumer loan portfolio includes various types of secured and unsecured consumer loans including home equity lines of credit, home equity term loans, personal loans and automobile loans (new and used). Consumer loans generally have terms of one year to ten years, some of which are at fixed rates and some of which have rates that adjust periodically.

         Consumer loans are advantageous to us because such loans generally have higher rates of interest and shorter terms, but they also involve more credit risk than residential mortgage loans because of the higher potential of defaults and the difficulties involved in disposing of any collateral.

         Loan Approval Authority and Underwriting. We have established various lending limits for its officers and also maintain a loan committee. The loan committee is comprised of the Chairman of the

Board, the President, two Executive Loan Officers and two non-employee members of the Board of Directors. The President has authority to approve applications for mortgage loans up to $350,000, secured loans up to $200,000 and unsecured loans up to $125,000. The Executive Loan Officers have authority to approve mortgage loans up to $350,000, secured loans up to $150,000 and unsecured loans up to $100,000. Additionally, the President, with the concurrence of at least one Executive Loan Officer, has authority to approve applications for real estate loans up to $500,000, secured loans up to $300,000 and unsecured loans up to $150,000. Personal banking officers generally have authority to approve loan applications between $5,000 and $75,000, depending upon the loan collateral and type of loan. The loan committee considers all applications in excess of the authorized lending limits of the employee officers and the entire Board of Directors ratifies all such loans.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Commitments to extend credit are arrangements to lend to the customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available personal and commercial lines of credit, undisbursed construction funding, and various loans approved but not yet funded. At December 31, 2002, loan commitments totaled $13.8 million.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If such payment is not received by month end, an additional notice of nonpayment is sent to the borrower. After 60 days, if the mortgage loan continues to be delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the mortgage loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated.

         Loans are reviewed and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Non-Performing Assets. The following table sets forth information with respect to our non-performing assets for the periods indicated. We have no loans categorized as troubled debt restructurings within the meaning of the Statement of Financial Accounting Standards ("SFAS") 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS 118. For the year ended December 31, 2002, interest income that would have been recorded on loans accounted for on a nonaccrual basis was not material.

                                                                                At December 31,
                                                                                ---------------
                                                                                2002        2001
                                                                                ----        ----
                                                                                 (In Thousands)
Loans accounted for on a non-accrual basis
  One-to-four-family...................................................         $165        $ --
                                                                                ----        ----
Total non-accrual loans................................................         $165        $ --
                                                                                ====        ====
Accruing loans which are contractually past  due 90 days or more:
  One-to-four family...................................................         $ --        $210
                                                                                ----        ----
Total..................................................................         $ --        $210
                                                                                ====        ====
Real estate owned......................................................         $ --        $ --
                                                                                ====        ====
Total non-performing assets............................................         $165        $210
                                                                                ====        ====
Total non-accrual and accrual loans to net loans.......................         0.13%       0.28%
                                                                                ====        ====
Total non-performing assets to total assets............................         0.09%       0.17%
                                                                                ====        ====

         Classified Assets. Management, in compliance with regulatory guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful management is required to establish a general valuation reserve for loan losses in an amount that is deemed prudent. General allowances represent loss allowances which have been established to recognize inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," "highly questionable and improbable," on the basis of currently existing facts, conditions, and values. Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated "special mention" by management.

         The following table sets forth our classified assets in accordance with our classification system.


                                     At December 31, 2002
                                     --------------------
                                    (Dollars in thousands)
Special Mention..............               $1,911
Substandard..................                    0
Doubtful ....................                    0
Loss ........................                  165
                                            ------
                                            $2,076
                                            ======

         Allowances for Loan Losses. Our allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loans receivable portfolio. In determining, the appropriate level of the allowance for loan losses and, accordingly, the level of the provision for loan losses, management reviews its loans receivable portfolio on at least a monthly basis, taking into account: (i) known and inherent risks in the portfolio, (ii) adverse situations that may affect the borrower's ability to repay, (iii) the estimated value of any underlying collateral, and (iv) current economic conditions.

         We monitor the allowance for loan losses and makes additions to the allowance as economic conditions dictate. The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated.


                                                         At December 31,
                                                    -----------------------
                                                       2002          2001
                                                    ---------     ---------
                                                     (Dollars In Thousands)

Total loans outstanding .........................   $ 125,478     $  74,462
                                                    =========     =========
Average loans outstanding .......................   $  98,013     $  54,324
                                                    =========     =========

Allowance balance at beginning of period ........   $     650     $     344
Provision:
Real estate loans ...............................         543           273
Commercial ......................................          --            35
Consumer ........................................          --            13
                                                    ---------     ---------
     Total provision ............................         543           321
                                                    ---------     ---------
Charge-offs:
Real estate loans ...............................          (2)           --
Commercial ......................................          (5)           --
Consumer ........................................         (22)          (15)
                                                    ---------     ---------
     Total charge-offs ..........................         (29)          (15)
                                                    ---------     ---------
Recoveries:
Consumer ........................................          13            --
                                                    ---------     ---------
     Total recoveries ...........................          13            --
                                                    ---------     ---------
     Net (charge-offs) recoveries ...............         (16)          (15)
                                                    ---------     ---------
Allowance balances at end of period .............   $   1,177     $     650
                                                    =========     =========
Allowance for loan losses as a percent of total
      loans outstanding .........................        0.94%         0.87%
                                                    =========     =========
Net loans charged off as percent of average loans
      outstanding ...............................        0.04%         0.03%
                                                    =========     =========

         The following table illustrates the allocation of the allowance for loan losses for each category of loan for the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.


                                                  At December 31,
                                   --------------------------------------------
                                         2002                    2001
                                   --------------------    --------------------
                                            Percent of              Percent of
                                             Loans in                Loans in
                                               Each                    Each
                                            Category to             Category to
                                   Amount   Total Loans    Amount   Total Loans
                                   ------   -----------    ------   -----------
                                               (Dollars In Thousands)
Type of Loans:
Real Estate Loans:
    One- to- four family........  $  575      63.89%        $298        59.75%
    Commercial..................     360      21.28          138        20.77
    Construction................      21       1.77           10         1.66
    Home equity.................      72       5.05           36         6.40
Commercial......................      66       6.38           66         8.02
Consumer........................      16       1.63           23         3.40
Unallocated.....................      67         --           79           --
                                  ------     ------         ----       ------
           Total................  $1,177     100.00%        $650       100.00%
                                  ======     ======         ====       ======

Investment Activities

         We are required under federal regulations to maintain a sufficient level of liquid assets (including specified short-term securities and certain other investments), as determined by management and defined and reviewed for sufficiency by the OTS during its regular examinations of the Bank. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity.

         Current regulatory and accounting guidelines regarding investment securities require us to categorize securities as "held to maturity," "available for sale" or "trading." As of December 31, 2002, we had securities classified as "held to maturity" and "available for sale" in the amount of $38.4 million and $6.0 million, respectively, and had no securities classified as "trading." Securities classified as "available for sale" are reported for financial reporting purposes at the fair market value with net changes in the market value from period to period included as a separate component of stockholders' equity, net of income taxes. At December 31, 2002, our securities available for sale had net unrealized losses of

$14,000. These net unrealized gains/losses reflect normal market conditions and vary, either positively or negatively, based primarily on changes in general levels of market interest rates relative to the yields on the portfolio. Changes in the market value of securities available for sale do not affect our income. In addition, changes in the market value of securities available for sale do not affect Nittany Bank's regulatory capital requirements or its loan-to-one borrower limit.

         At December 31, 2002, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) collateralized mortgage obligations, (vi) banker's acceptances, (vii) certificates of deposit, and
(viii) investment grade corporate bonds, commercial paper and mortgage derivative products. The Board of Directors may authorize additional investments. Our investment securities portfolio at December 31, 2002 did not contain securities of any issuer with an aggregate book value in excess of 10% of our stockholders' equity, excluding those issued by the United States Government or its agencies.

         As a source of liquidity and to supplement our lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like us. The quasi- governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         We also invest in mortgage-related securities, primarily collateralized mortgage obligations ("CMOs"), issued or sponsored by GNMA, FNMA, FHLMC, as well as private issuers. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage- backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. CMOs attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity.

         Securities Portfolio. The following table sets forth the carrying value of our securities portfolio at the dates indicated:


                                                                   At
                                                               December 31,
                                                         -----------------------
                                                            2002           2001
                                                            ----           ----
                                                            (In Thousands)
Securities available for sale:
  U.S. government agency securities...............       $    --        $ 3,137
  Corporate securities............................         1,628          1,674
  Collateralized mortgage obligations.............           220          2,792
  Mortgage-backed securities......................         4,082          5,513
  Equity securities...............................            94             72
                                                         -------        -------
      Total securities available for sale.........         6,024         13,188
                                                         -------        -------
Securities held to maturity:
  U.S. government agency securities...............        13,608          4,777
  Collateralized mortgage obligations.............         3,464          8,018
  Corporate Securities............................           511             --
  Mortgage-backed securities......................        20,777         15,001
                                                         -------        -------
      Total securities held to maturity...........        38,360         27,796
                                                         -------        -------
Total investment securities.......................       $44,384        $40,984
                                                         =======        =======

         The following table sets forth information regarding the scheduled maturity, amortized cost, estimated market value, and weighted average yield for our investment securities portfolio at December 31, 2002 by contractual maturity. The following table does not include equity securities and does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                        As of December 31, 2002
                              ------------------------------------------------------------------------------------------------------
                                     Within          More than           More than           More than             Total
                                    One Year     One to Five Years    Five to Ten Years      Ten Years       Investment Securities
                              -----------------  ------------------ -------------------  -----------------  ------------------------
                              Amortized Average  Amortized  Average   Amortized Average  Amortized Average  Amortized Average Market
                                Cost     Yield     Cost      Yield      Cost     Yield     Cost     Yield     Cost     Yield   Value
                                ----     -----     ----      -----      ----     -----     ----     -----     ----     -----   -----
                                                                         (Dollars in thousands)
U.S. government agency
     securities..............   $   --      --%   $4,009      3.72%    $3,031     2.33%  $ 6,568     2.82%  $13,608    2.98% $13,648
Corporate securities.........       --             1,549      3.72         --       --       590     2.49     2,139    3.38    2,146
Collateralized mortgage
     obligations.............       --      --        --        --      2,251     3.18     1,433     4.44     3,684    3.67    3,718
Mortgage-backed
     securities..............       --      --     4,699      3.92      8,836     4.91    11,324     3.95    24,859    4.28   25,146
FHLB stock...................    1,175    2.21        --        --         --      --        --        --     1,175    2.21    1,175
   Total investment
                                ------    ----   -------      ----    -------     ----   -------     ----   -------    ----  -------
     securities..............   $1,175    2.21%  $10,257      3.81%   $14,118     4.08%  $19,915     3.57%  $45,465    3.75% $45,833
                                ======    ====   =======      ====    =======     ====   =======     ====   =======    ====  =======

Sources of Funds

         Our major external source of funds for lending and other investment purposes are deposits. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our market area through the offering of a selection of deposit instruments including checking and savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set at the direction of senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, our growth goals and applicable regulatory restrictions and requirements. At December 31, 2002, we had no brokered deposits.

         The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2002.


                                               Certificates
        Maturity Period                        of Deposits
        ---------------                        -----------
                                              (In thousands)
        Within three months                        $1,301
        Three through six months                      630
        Six through twelve months                     304
        Over twelve months                          2,322
                                                   ------
                                                   $4,557
                                                   ======

         Borrowings. We may obtain advances (borrowings) from the FHLB of Pittsburgh ("FHLB") to supplement its supply of lendable funds. Advances from the FHLB are secured by investments held in safe keeping at the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. We also enter into cash management arrangements with commercial deposit customers and places those liabilities on the balance sheet in the form of repurchase or "sweep accounts." At December 31, 2002, there was $1.1 million in such accounts.

         The following table sets forth information concerning short-term borrowings during the periods indicated.


                                                       At or For the Years Ended
                                                                December 31,
                                                        ----------------------
                                                            2002      2001
                                                            ----      ----
                                                        (Dollars in Thousands)
Cash Management Repos And FHLB advances:
  Ending balance .....................................     $1,141    $8,715
  Average balance during the year.....................      8,450     4,764
  Maximum month-end balance during the year...........      9,232     8,715
  Average interest rate during the year...............      2.59%     2.51%
  Weighted average rate at year end...................      2.35%     3.20%

Description of Property

         We currently operate from our main office and three branch offices. Three of these properties are leased. The leases have initial terms of up to 20 years, with renewal options for additional years. One branch office is owned. Additionally, Nittany Bank announced in January 2003 that it will open a branch office in the current Shoney's Restaurant at 1900 South Atherton St., State College, Pennsylvania. The Bank will relocate its existing office at 129 Rolling Ridge Drive, State College, Pennsylvania to the new location by the end of June 2003.

Employees

         At December 31, 2002, we had 40 full-time equivalent employees. None of the employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Regulation

         Set forth below is a brief description of certain laws which relate to the regulation of Nittany and Nittany Bank. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of Nittany Financial Corp.

         General. We are a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, we are required to register and file reports with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and its non-savings association subsidiaries, should such subsidiaries be formed, which authority also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of Nittany Bank and not for the benefit of our stockholders.

         As a unitary savings and loan holding company, we generally are not subject to any restrictions on our business activities. While the Gramm-Leach-Bliley Act (the "GLB Act") terminated the "unitary thrift holding company" exemption from activity restrictions on a prospective basis, we enjoy grandfathered status under this provision of the GLB Act because we acquired Nittany Bank prior to May 4, 1999. As a result, our freedom from activity restrictions as a unitary savings and loan holding company were not affected by the GLB Act. However, if we were to acquire control of an additional savings association, our business activities would be subject to restriction under the Home Owners' Loan Act. Furthermore, if we were in the future to sell control of Nittany Bank to any other company, such company would not succeed to our grandfathered status under the GLB Act and would be subject to the same activity restrictions. The continuation of our exemption from restrictions on business activities as a unitary savings and loan holding company is also subject to our continued compliance with the Qualified Thrift Lender ("QTL") test. See "- Regulation of the Bank - Qualified Thrift Lender Test."

         Recent Legislation to Curtail Corporate Accounting Irregularities. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Act"). The Securities and Exchange Commission (the "SEC") has promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act and the regulations implemented by the SEC subject publicly-traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase our expenses.

Regulation of Nittany Bank

         General. As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS, regularly examines us and prepares reports for the consideration of our Board of Directors regarding any deficiencies that are found in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We must file reports with the OTS concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         Insurance of Deposit Accounts. The deposit accounts held by us are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         We are required to pay insurance premiums based on a percentage of our insured deposits to the FDIC for insurance of its deposits by the SAIF. The FDIC has set the deposit insurance assessment rates for SAIF-member institutions at 0% to .027% of insured deposits on an annualized basis, with the assessment rate for most savings institutions set at 0%. The Bank currently qualifies for the lowest assessment rate under the risk-based assessment system and, accordingly, did not pay any deposit insurance assessments during the past fiscal year.

         In addition, all FDIC-insured institutions are required through 2017 to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. For calendar 2002, the average annual assessment rate was .0190% of insured deposits.

         Loans to One Borrower. A savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of the unimpaired capital and surplus, under certain circumstances. At December 31, 2002, our lending limit for loans to one borrower was approximately $1.6 million and we had no outstanding commitments that exceeded the loans to one borrower limit at the time originated or committed.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% of total adjusted assets for all other thrifts, and (3) risk-based capital equal to 8% of total risk-weighted assets. At December 31, 2002, the Bank was in compliance with its regulatory capital requirements.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets, less certain mortgage servicing rights and less certain investments. Core, or Tier 1, capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, and certain investments in subsidiaries.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses, and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         In addition to the above regulatory capital requirements, the OTS's prompt corrective action regulation classifies savings associations by capital levels and provides that the OTS will take various corrective actions, including imposing significant operational restrictions, against any thrift that fails to meet the regulation's capital standards. Under this regulation, a "well capitalized" savings association is one that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a leverage capital ratio of 5%, and is not subject to any capital order or directive. A thrift is deemed "adequately capitalized" category if it has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," depending on their capital levels. A thrift that falls within any of the three undercapitalized categories is subject to severe regulatory sanctions under the prompt corrective action regulation. At December 31, 2002, Nittany Bank was classified as "well capitalized."

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings association, such as us, that is a subsidiary of a savings and loan holding company, must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings associations are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings association or any OTS regulations. Any other situation would require an application to the OTS.

         The OTS may disapprove an application or notice if the proposed capital distribution would: (i) make the savings association undercapitalized, significantly undercapitalized, or critically undercapitalized; (ii) raise safety or soundness concerns; or (iii) violate a statue, regulation, or agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice.

         Qualified Thrift Lender Test. Federal savings institutions must meet one of two Qualified Thrift Lender ("QTL") tests. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owner's Loan Act by maintaining at least 65% of its "portfolio assets" in certain"Qualified Thrift Investments"
(defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. A failure to qualify as a QTL would result in a number of sanctions, including certain operating restrictions. At December 31, 2002, we were in compliance with its QTL requirement, with 74.2% of our assets invested in Qualified Thrift Investments.

         Federal  Home  Loan  Bank  System.  We  are a  member  of the  FHLB  of
Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount based on maximum borrowing capacity as determined by FHLB and the Bank's advances from the FHLB. At December 31, 2002, the Bank was in compliance with this requirement.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At
December 31, 2002, we were in compliance with these Federal Reserve Board requirements.

MANAGEMENT

         The following sets forth information with respect to Nittany and Nittany Bank's directors and executive officers.

Board of Directors

         David K. Goodman, Jr., 49, is the President and Chief Executive Officer of D. C. Goodman & Sons, Inc., a Huntingdon based contracting firm. The firm specializes in construction for industry, institutions, and commercial customers in the fields of fire protection sprinkler systems, mechanical, and electrical contracting. Mr. Goodman is a member of the board of directors of Huntingdon County United Way, J. C. Blair Memorial Hospital, and Huntingdon County Business and Industry. He is also a member of the Trustee's Council of Juniata College. Mr. Goodman received his education at Juniata College and holds numerous professional memberships in fire protection and contracting organizations.

         William A. Jaffe, 64,is the President and owner of The Jaffe Group, a Human Resource Consultancy, headquartered in State College, Pennsylvania, which he established in January 1996. Previously, he was Compensation and Human Resource Practice Leader for the Mid-Atlantic Region of Alexander & Alexander Consulting Group and a Vice President of Towers Perrin. Mr. Jaffe received his Bachelor of Arts degree in journalism from Penn State University and Master of Science degree in Management from the University of Illinois. He is past President of The Mount Nittany Conservancy, President-Elect of the Penn State College of Communications Alumni Society, and is the past chair of the Penn State Hillel Foundation. He previously served as the chair of the Chamber of Business & Industry of Centre County's Human Resource Committee and is currently a member of its executive committee and board of directors. Additionally, Mr. Jaffe served as an adjunct associate professor at The George Washington University from 1991 to 1995. In 1996, Mr. Jaffe was named a Penn State Alumni Fellow.

         Samuel J. Malizia, 48,is the Chairman of the Board and co-founder of Nittany Financial Corp. and Nittany Bank. Mr. Malizia is a founding partner of the law firm of Malizia Spidi & Fisch, PC, a law firm with offices in Washington, DC and State College, Pennsylvania. For over 23 years, Mr. Malizia has specialized in transactional, securities and regulatory matters for financial institutions and related entities. He received a Bachelor of Science Degree with Distinction in accounting from the Pennsylvania State University and a Juris Doctor Degree from the George Washington University. He served as Attorney Advisor to Special Trial Judge Francis Cantrel at the United States Tax Court and attended the Masters of Law in Taxation program at the Georgetown University where he was associate editor of the Tax Lawyer. He is a member of the Pennsylvania and District of Columbia bars, the U.S. Tax Court, U.S. Claims Court, U.S. Court of Appeals for the District of Columbia and a member of the Federal Bar Association and American Bar Association. He is an alumnus of several Penn State University's organizations, including Lions Paw, Skull and Bones Honor Society, Beta Alpha Psi and Omicron Delta Kappa. He is a member of the board of directors of Mercer Insurance Group, Inc. and Mercer Mutual Insurance Company. He also serves on the board of directors of the Lions Paw Alumni Society, the Mount Nittany Conservancy and the Centre County Theatre for the Performing Arts. Mr. Malizia is also an active member of Our Lady of Victory Catholic Church in State College, Pennsylvania, where he is the Chairman of the Building Fund Raising Campaign and the coach of its school's football team.

         J. Garry McShea, 48, has been owner and founder of the J.G. McShea Construction Company, Boalsburg, Pennsylvania since 1978. McShea Construction specializes in custom home construction, remodeling projects, commercial/residential rental properties and land development. Prior to this, Mr. McShea was employed by Certain Teed Corporation, Valley Forge, Pennsylvania, as a Residential Building Material Specialist. Mr. McShea is a past President and 25 year member of the Builders Association of Central Pennsylvania. He is a Director of the Tussey Mountain Ski Corporation and serves on the Harris Township Planning Commission. Mr. McShea received a Bachelor of Science Degree in Marketing from the Pennsylvania State University College of Business.

         Donald J. Musso, 43, is the founder of FinPro, Inc., a consulting and investment banking firm which specializes in providing advisory services nationally to the financial institutions industry. Mr. Musso has a Bachelor of Science in Finance from Villanova University and an MBA in Finance from Fairleigh Dickinson University. Mr. Musso's corporation has represented hundreds of financial institutions nationally in connection with business plans, appraisals, asset liability management, mergers and acquisitions, branch acquisitions and de novo financial institutions. Prior to establishing FinPro, he had direct industry experience, having managed the Corporate Planning and Mergers and Acquisitions departments for Meritor Financial Group, a $20 billion dollar institution in Philadelphia. Prior to that, he was responsible for the banking, thrift and real estate consulting practice in New Jersey for DeLoitte, Haskins and Sells. He is also an instructor of strategic planning and mergers and acquisitions for the Stonier Graduate School of Banking.

         David Z. Richards, Jr., 42, is one of the founders of Nittany Financial Corp. and Nittany Bank and serves as President and Chief Executive Officer of both entities. Richards began his community banking career in 1977,working part time at the First National Bank of Danville, PA during high school and college. He continued with the bank upon graduation from Susquehanna University with a BS in Finance in 1982 and served the bank in various capacities, including Vice President and Financial Officer. While at the Danville bank, Richards helped to pioneer many new innovations such as the bi-weekly mortgage and began one of the nation's first discount brokerage operations in a community bank. In 1986, Richards became the youngest graduate of the ABA's Stonier Graduate School of Banking. In 1990, he joined the 118 year old Mifflinburg Bank and Trust Company, Mifflinburg, PA ($90 million in assets). As President and CEO of Mifflinburg Bank, the company enjoyed strong growth to approximately $200 million in assets when he left to start Nittany Bank in 1997. Richards has served and chaired various committees for both the Pennsylvania Bankers Association (PBA) and the American Bankers Association (ABA). Currently he is a member of the ABA Community Banking Council and the PBA Governing Council. He has also served as President of LUN Data Inc., a multi-bank owned data processing consortium. He is active in a number of local charitable organizations, including serving as treasurer of the State College Area YMCA and resides in State College with his wife, Jane, and two daughters, Lauren (14) and Meghan (13).

         D. Michael Taylor, 61,is an architect, real estate developer and entrepreneur, who has resided in the State College area for 33 years. Mr. Taylor has a Bachelor of Architecture degree from Kansas State University. Upon graduation, he spent six years in commercial architecture for Phillips Petroleum Company and several years working directly in the construction business. From 1978 to 1988 Mr. Taylor was part owner of Whitehill Lighting and Supply Company and Village Hardware located in State College. From 1988 to present, Mr. Taylor has specialized in the design, construction and rental of several office buildings in the State College area.

Executive Officers

         Richard C. Barrickman, 51,was appointed Senior Vice President of Nittany Financial Corp. and Nittany Bank upon completion of the formation of Nittany Bank in October 1998. Mr. Barrickman was employed by PNC Bank, N.A. ("PNC") and its predecessors through mergers. Prior to merger with PNC and its predecessors in 1982, Mr. Barrickman was the President of Mt. Nittany Savings and Loan Association. Mr. Barrickman is a native of State College, Pennsylvania.

         John E. Arrington, 38,was appointed Vice President of Nittany Financial Corp. and Vice President of Retail Banking upon completion of the formation of Nittany Bank in October 1998. He is also President of Nittany Asset Management, Inc. Previously, Mr. Arrington was employed by PNC and its predecessors, serving in a variety of capacities, most recently as Vice President.

         Scott Lamb, 40, joined Nittany Financial Corp. and Nittany Bank in July 2001 and serves as Vice President of Lending. Previously, Mr. Lamb was a Vice President - Market Manager, of M&T Bank, State College, Pennsylvania.

         Gary M. Bradley, 51, joined Nittany Financial Corp. and Nittany Bank in February 2002 and serves as Nittany Financial Corp.'s Chief Accounting Officer. Prior to joining Nittany he was employed as a Vice President and Auditor of Promistar Financial Corp. He is a Certified Public Accountant licensed in the State of Pennsylvania and a Certified Bank Auditor.

         Virginia McAdoo, 45, joined Nittany upon completion of the formation of Nittany Bank in October 1998 and currently serves as Vice President, Retail Banking Support. Her responsibilities include evaluating, developing, and implementing technology, systems and human resource capabilities to enhance and strengthen the value of Nittany. She is also responsible for Deposit Operations. Prior to joining Nittany, Ms. McAdoo worked for Central Bank, headquartered in Hollidaysburg, PA, and for Landmark Savings Association, and began her banking career with the former Central Counties Bank in State College. She brings to Nittany Bank over 20 years of banking and management experience. Ms. McAdoo has been involved with various community organizations including the State College Family YMCA, Pennsylvania Dance Theatre, Big Brother/Big Sister program, and has recently been appointed to the Board of Directors of the local American Red Cross unit.

Community Advisory Board of Directors

         Nittany Bank has created a Community Advisory Board of Directors to help evaluate the needs of the community and to solicit ideas and comments from the business community and general populous. The members of the Community Advisory Board are selected on a yearly basis and meet at least every calendar quarter. The Community Advisory Board serves at the pleasure of the Board of Directors of Nittany Bank. Set forth below are the names of the members of the Community Advisory Board along with a brief description of their occupation.

         Craig Avedesian is the President and part-owner of Federal Carbide Co. located in Tyrone, Pennsylvania. Mr. Avedesian is a resident of State College, Pennsylvania.

         D. Patrick Daugherty is the owner of the Tavern Restaurant located in State College, Pennsylvania.

         Dr. Richard Doerfler is in private practice as an orthodontist in State
College,   Pennsylvania.   Dr.   Doerfler  is  a  resident  of  State   College,
Pennsylvania.

         Kelly Grimes is the President and owner of the Wendy's franchise stores located in State College, Pennsylvania. Ms. Grimes is a resident of State College, Pennsylvania.

         Christopher Kunes is the owner of Christopher Kunes General Contractor, State College, Pennsylvania.

         James Meister recently retired as a Special Assistant to the Athletic Director of the Pennsylvania State University, State College, Pennsylvania. He also is a retired vice president of ALCOA. Mr. Meister is a resident of State College, Pennsylvania.

         Lori Pacchioli is the former Director of Marketing and Outreach for Penn State Public Broadcasting, State College, Pennsylvania. Ms. Pacchioli is a resident of State College, Pennsylvania.

         Anne Riley is a member of the Pennsylvania State Board of Trustees and is past president of the Pennsylvania State University Alumni Association, State College, Pennsylvania. Ms. Riley is also a member of the Renaissance board of directors and the Mt. Nittany Conservatory board of directors, State College, Pennsylvania. She is a resident of State College, Pennsylvania.

         Richard Shore is Senior Vice President of Corporate Development and Tax
Affairs  for   Tele-Media,   Corporation  of  Delaware,   Inc.,   Pleasant  Gap,
Pennsylvania. Mr. Shore is a resident of State College, Pennsylvania.

         Donn  Wagner  is  President   of   Alleghenies   Analysis,   Boalsburg,
Pennsylvania. Mr. Wagner is a resident of Boalsburg, Pennsylvania.

         William Updegraff is the owner of Updegraff & Updegraff, an accounting firm located in State College, Pennsylvania. Mr. Updegraff is a resident of State College, Pennsylvania.

Director Compensation

         Directors and advisory directors received no cash compensation for their services since the incorporation of Nittany in 1997 through June 30, 2002. Effective July 1, 2002, directors have been paid an annual retainer of $10,000 per year plus $100 for each committee meeting attended. The Bank paid a total of $36,167 in directors' fees for the year ended December 31, 2002. For 2003, the Chairman of the Board has directed that his director fees be donated to several local youth athletic teams and civic groups, in lieu of receiving board fees. Nittany does not pay any additional compensation for membership on its Board of Directors.

Option Plan

         Under the 1998 stock option plan, as amended (the "Option Plan"), which was approved by shareholders on May 24, 1999, each director was granted stock options. During fiscal 2001, under the Option Plan, each non-employee director was awarded additional stock options to purchase 8,910 shares of Common Stock, exercisable at the rate of 25% per year beginning on October 25, 2001. Messrs. Richards, Barrickman and Arrington were each granted stock options to purchase 16,500 shares of Common Stock, exercisable at the rate of 20% per year beginning on October 25, 2001.

Executive Officer Compensation

         Nittany has no full time employees, but relies on the employees of the Bank for the limited services. All compensation paid to officers and employees is paid by the Bank.

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the chief executive officer and each executive officer of Nittany who received total cash compensation in excess of $100,000. No other executive officer of either the Bank or Nittany had a salary and bonus that exceeded $100,000 for services rendered for the years presented.

                                                                             Long Term
                                                   Annual Compensation   Compensation Awards
                                                   -------------------   -------------------
                                                                            Securities
         Name and                        Fiscal                             Underlying
      Principal Position                  Year     Salary($)   Bonus($)    Options(#)(1)
      ------------------                  ----     ---------   --------    -------------

David Z. Richards, Jr.                    2002     118,000     56,875             --
President and Chief Executive Officer     2001     112,500     40,725         16,500
                                          2000     105,000     24,675            558

Richard C. Barrickman                     2002      83,250     40,216             --
Senior Vice President                     2001      80,000     28,000         16,500
                                          2000      75,000     17,625            527

John E. Arrington                         2002      70,000     33,740             --
Vice President                            2001      65,000     23,530         16,500
                                          2000      60,000     14,100            527

_______________________
(1) See "-- Stock Awards."

         Employment Agreement. The Bank and Nittany entered into separate employment agreements with Messrs. Richards, Barrickman and Arrington, respectively (the "Agreements"). The Agreements each have a term of three, two and one years, respectively, and may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion. If Messrs. Richards, Barrickman and Arrington should become disabled during the term of the Agreements, each shall continue to receive payment of 80% of the base salary for a period of 3 months and 50% of such base salary for a period of 12 months, but not exceeding the remaining term of the Agreements. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for the Bank's employees. Under the Agreements, Messrs. Richards, Barrickman and Arrington may be terminated for "just cause" as defined in the Agreements. If Messrs. Richards, Barrickman or Arrington are terminated without just cause, each will be entitled to a continuation of his salary from the date of termination through the remaining term of his agreement. The Agreements contain a provision stating that in the event of the termination of employment in connection with a change in control of Nittany or Bank, Messrs. Richards, Barrickman and Arrington will be paid a lump sum amount equal to 2.99, two, and one times, respectively, their five year average annual taxable compensation. If such payments had been made under the Agreements as of December 31, 2002, such payments for Messrs. Richards, Barrickman and Arrington would have equaled approximately $350,800, $182,200, and $73,100, respectively.

         Stock Awards. The following tables set forth information concerning previously awarded stock options pursuant to the Option Plan to the named executive officers in the Summary Compensation Table and the year end value of such outstanding options. No stock appreciation rights are authorized under the Option Plan. The awards (including the exercise prices and estimated prices) in the tables below have been adjusted for stock dividends.

                  Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values
                  -------------------------------------------------------------------------

                                                                 Number of Securities
                                                                Underlying Unexercised         Value of Unexercised
                                                                      Options at               In-The-Money Options
                           Shares Acquired        Value               FY-End(#)                    at FY-End($)
          Name             on Exercise(#)      Realized($)    Exercisable/Unexercisable    Exercisable/Unexercisable(1)
          ----             --------------      -----------    -------------------------    ----------------------------

David Z. Richards, Jr.             --               --                  29,040/--(1)           199,214/--
                                   --               --                    417/141(2)           3,077/1,041
                                   --               --                6,600/9,900(3)          44,484/66,726

Richard C. Barrickman              --               --                  10,164/--(1)           69,725/--
                                   --               --                   393/134 (2)           2,900/989
                                   --               --               6,600/9,900 (3)         44,484/66,726

John E. Arrington                  --               --                   8,712/--(1)           59,764/--
                                   --               --                    393/134(2)           2,900/989
                                   --               --                6,600/9,900(3)         44,484/66,726

______________________
(1) Based upon an exercise price of $6.89 per share and estimated price of $13.75 at December 31, 2002.
(2) Based upon an exercise price of $6.37 per share and estimated price of $13.75 at December 31, 2002.
(3) Based upon an exercise price of $7.01 per share and estimated price of $13.75 at December 31, 2002.

Security Ownership of Certain Beneficial Owners and Management

         Based upon the records of Nittany's transfer agent, the following table sets forth, as of March 31, 2003, persons or groups who own more than 5% of the common stock, all directors of Nittany, the named executive officers, and the ownership of all executive officers and directors of Nittany as a group. All share amounts in the table below were adjusted for stock dividends. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at that date. Our directors and executive officers intend to purchase approximately 20,000 shares in the offering. However, they reserve the right to increase or decrease the number of shares they plan to purchase. Shares intended to be purchased are not included in the table below. Assuming A total of approximately 646,432 shares of our common stock (including vested stock options), or 38.2% of the common stock outstanding (assuming 115,000 shares are sold in this offering resulting in 1,518,225 shares outstanding), is expected to be beneficially owned by our directors and executive officers following this offering.


                                               Before Offering
                                               ---------------
                                       Amount and            Percentage of
                                        Nature of              Shares of
                                       Beneficial            Common Stock
Name of Beneficial Owner              Ownership (1)           Outstanding
------------------------              -------------           -----------

David K. Goodman, Jr.(2)                 122,781                   8.0%
William A. Jaffe                          27,631                   2.0
Samuel J.  Malizia (2)                   153,480                  10.7

J. Garry McShea (2)                      112,562                   8.0
Donald J. Musso (2)                       79,007                   5.6
David Z. Richards, Jr.                    44,101                   3.1
D. Michael Taylor                         29,466                   2.1
Richard C. Barrickman                     26,397                   1.9
John E. Arrington                         23,440                   1.7
All directors and executive officers     626,432                  39.7
         as a group (12 persons)
________________
(1) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Also, includes shares of common stock that the following persons have a right to purchase pursuant to exercisable stock options within 60 days of March 31, 2002, as follows: Samuel J. Malizia - 35,041 shares, David Z. Richards, Jr.- 36,057 shares, J. Garry McShea - 11,106 shares, D. Michael Taylor- 11,862 shares, David K. Goodman, Jr.- 11,729 shares, William A. Jaffe - 11,887 shares, Donald J. Musso - 19,508 shares, Richard C. Barrickman - 17,157, John E. Arrington - 15,705 and Scott R. Lamb - 4,488.
(2) The address of each beneficial owner that owns more than 5% of Nittany's common stock is 116 East College Avenue, State College, Pennsylvania 16801.

Certain Relationships and Related Transactions

         Nittany Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Nittany Bank's other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

         Nittany is authorized to issue 10,000,000 shares of the Common Stock, $0.10 par value, of which 1,403,225 shares were issued and outstanding as of April __, 2003. Along with the common stock, the authorized capital of Nittany includes 5,000,000 shares of serial preferred stock, of which none were issued and outstanding as of April __, 2003. The following is a summary of all material terms of the Common Stock and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of our Common Stock will possess exclusive voting rights, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of our directors.

         Dividend Rights. Each share of Nittany's common stock participates equally in dividends on common stock, which are payable when, as, and if declared by the Board of Directors out of funds legally available for that purpose. See page __.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of us, the holders of the Common Stock will be entitled to receive all our assets available for distribution in cash or in kind, after payment or provision for payment of (i) all our debts and liabilities (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Anti-Takeover Provisions" for a discussion of the limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of our capital stock without first offering such shares to our existing stockholders. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by us of the full purchase price therefor will be fully paid and non-assessable.

Serial Preferred Stock

         Nittany is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors may create one or more classes or series of preferred stock and may determine the rights, preferences, privileges and restrictions of any class or series without any further approval or action by the shareholders.

         The effects of issuing preferred stock on the holders of common stock could include, among other things:

         o reducing the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

         o restricting dividends on common stock if dividends on the series of preferred stock are in arrears;

         o diluting the voting power of common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

         o diluting the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

         o restricting the rights of holders of common stock to share in Nittany's assets upon liquidation until satisfaction of any liquidation preference granted to the holder of the series of preferred stock.

Certain Anti-Takeover Provisions

         The following discussion is a general summary of our material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions, which may be deemed to have such an anti- takeover effect.

Articles of Incorporation and Bylaws of Nittany Financial Corp.

         Election of Directors. Certain provisions of our articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. Our articles of incorporation provides that the Board of Directors will be divided into four staggered classes, with directors in each class elected for four- year terms. Thus, it would take three annual elections to replace a majority of our board. Our articles of incorporation provide that the size of the Board of Directors may be increased or decreased only if two- thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of our shares entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors.

         Absence of Cumulative Voting. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Procedures for Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of our outstanding shares for any merger, consolidation, liquidation, or dissolution or any action that would result in the sale or other disposition of at least 50% of our tangible assets, unless the transaction has been approved by two-thirds of the Board of Directors. Any amendment to this provision requires the affirmative vote of at least 80% of our outstanding shares.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         Our bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of our outstanding shares entitled to vote in the election of directors cast at a meeting called for that purpose.

         Acquisition of Control. Federal regulations prohibit a person, other than a company from acquiring 10% or more of the outstanding equity securities of a bank holding company without prior notice to and approval of the OTS. No corporation may acquire 25% or more of the outstanding shares of a bank holding company without obtaining the prior approval of the OTS.

                                  LEGAL MATTERS

         Our counsel Malizia Spidi & Fisch, PC, headquartered in Washington, D.C. with a State College, Pennsylvania office, will give an opinion that the shares of common stock covered by this prospectus are valid.

                                     EXPERTS

         We have included Nittany Financial Corp.'s audited statements at December 31, 2002 and 2001 in this prospectus upon reliance on the report by S.R. Snodgrass, A.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are registered under the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's website at www.sec.gov or through the Investor Relations section of our website at www.nittanybank.com.

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information about us and the shares of common stock offered by this prospectus, please refer to the Registration Statement and its exhibits and to the documents incorporated by reference into the Registration Statement. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit on Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each statement is qualified by reference to such contract or document. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC's website at http://www.sec.gov.

                             NITTANY FINANCIAL CORP.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Report of Independent Accountants.......................................     F-1

Consolidated Balance Sheet..............................................     F-2

Consolidated Statement of Income .......................................     F-3

Consolidated Statement of Changes in Stockholders' Equity...............     F-4

Consolidated Statement of Cash Flows....................................     F-5

Notes to the Consolidated Financial Statements..........................     F-6




         All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
Nittany Financial Corp.

We have audited the consolidated balance sheet of Nittany Financial Corp. and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nittany Financial Corp. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/S. R. Snodgrass, A.C.

Wexford, PA
January 31, 2003

                             NITTANY FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                                         December 31,
                                                                                        2002           2001
                                                                                  ------------   ------------
ASSETS
     Cash and due from banks                                                      $    618,937   $    359,187
     Interest-bearing deposits with other banks                                      5,233,136      5,753,971
                                                                                  ------------   ------------
       Cash and cash equivalents                                                     5,852,073      6,113,158
     Investment securities available for sale                                        6,024,009     13,188,065
     Investment securities held to maturity (estimated
       market value of $38,727,563 and $27,789,824)                                 38,359,925     27,796,205
     Loans receivable                                                              125,431,701     74,436,975
     Less allowance for loan losses                                                  1,177,141        649,565
                                                                                  ------------   ------------
       Net loans                                                                   124,254,560     73,787,410
     Premises and equipment                                                          1,941,009      1,344,262
     Federal Home Loan Bank stock                                                    1,175,400        710,700
     Goodwill                                                                          799,217        799,217
     Accrued interest and other assets                                               1,252,839      1,043,117
                                                                                  ------------   ------------
             TOTAL ASSETS                                                         $179,659,032   $124,782,134
                                                                                  ============   ============
LIABILITIES
     Deposits:
         Noninterest-bearing demand                                               $  6,159,204   $  4,094,714
         Interest-bearing demand                                                    18,717,951     14,802,415
         Money market                                                               27,517,955     13,827,084
         Savings                                                                    86,498,462     46,600,107
         Time                                                                       17,958,397     19,196,916
                                                                                  ------------   ------------
            Total deposits                                                         156,851,969     98,521,236
     Short-term borrowings                                                           1,141,104      8,714,554
     Other borrowings                                                               10,615,650      7,813,775
     Accrued interest payable and other liabilities                                  1,145,853        770,753
                                                                                  ------------   ------------
             TOTAL LIABILITIES                                                     169,754,576    115,820,318
                                                                                  ------------   ------------
STOCKHOLDERS' EQUITY
     Serial preferred stock, no par value; 5,000,000 shares
       authorized, none issued
                                                                                             -              -
     Common stock, $.10 par value; 10,000,000 shares
       authorized, 1,367,230 and 1,133,293 issued and outstanding                      136,723        113,329
     Additional paid-in capital                                                     11,045,912     11,069,804
     Retained deficit                                                               (1,268,694)    (2,155,207)
     Accumulated other comprehensive loss                                               (9,485)       (66,110)
                                                                                  ------------   ------------
             TOTAL STOCKHOLDERS' EQUITY                                              9,904,456      8,961,816
                                                                                  ------------   ------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $179,659,032   $124,782,134
                                                                                  ============   ============

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME

                                                      Year Ended December 31,
                                                         2002         2001
                                                      ----------   ----------
INTEREST AND DIVIDEND INCOME
     Loans, including fees                            $7,020,575   $4,355,806
     Interest-bearing deposits with other banks          132,997
                                                                      297,961
     Investment securities                             1,742,704    1,208,035
                                                      ----------   ----------
             Total interest and dividend income        8,896,276    5,861,802
                                                      ----------   ----------
INTEREST EXPENSE
     Deposits                                          3,824,151    3,075,634
     Short-term borrowings                               198,191      152,502
     Other borrowings                                    470,277      378,862
                                                      ----------   ----------
             Total interest expense                    4,492,619    3,606,998
                                                      ----------   ----------

NET INTEREST INCOME                                    4,403,657    2,254,804

Provision for loan losses                                543,000      320,500
                                                      ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                         3,860,657    1,934,304
                                                      ----------   ----------
NONINTEREST INCOME
     Service fees on deposit accounts                    468,644      347,971
     Investment securities gains, net                      7,450       21,487
     Other                                               119,776       92,269
                                                      ----------   ----------
             Total noninterest income                    595,870      461,727
                                                      ----------   ----------
NONINTEREST EXPENSE
     Compensation and employee benefits                1,569,018    1,035,192
     Occupancy and equipment                             503,213      353,703
     Other                                             1,086,034      782,147
                                                      ----------   ----------
             Total noninterest expense                 3,158,265    2,171,042
                                                      ----------   ----------
Income before income taxes                             1,298,262      224,989
Income taxes                                             411,749            -
                                                      ----------   ----------
NET INCOME                                            $  886,513   $  224,989
                                                      ==========   ==========
EARNINGS PER SHARE
     Basic                                            $     0.65   $     0.19
     Diluted                                                0.60         0.18

See accompanying notes to the consolidated financial statements.


                                                     NITTANY FINANCIAL CORP.
                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         Accumulated
                                               Additional                   Other          Total
                                     Common     Paid-in       Retained  Comprehensive    Stockholders'   Comprehensive
                                     Stock      Capital       Deficit       Loss           Equity           Income
                                   ---------   ----------  ------------ -------------    ------------    -------------
Balance, December 31, 2000         $ 78,031    $7,652,275  $(1,221,659)   $(149,075)       $6,359,572

Net income                                                     224,989                        224,989      $224,989
Other comprehensive income:
    Unrealized gain on
    available for sale
    securities net of
    reclassification
    adjustment, net of
    taxes of $42,740                                                         82,965            82,965        82,965
                                                                                                           --------
Comprehensive income                                                                                       $307,954
                                                                                                           ========
Sale of 250,000 shares of
  common stock net of
  offering costs                     25,000     2,269,912                                   2,294,912
Ten percent stock dividend
  (including cash
  paid for fractional shares)        10,298     1,147,617   (1,158,537)                          (622)
                                   --------   -----------  -----------     --------        ----------
Balance, December 31, 2001          113,329    11,069,804   (2,155,207)     (66,110)        8,961,816

Net income                                                     886,513                        886,513      $886,513
Other comprehensive income:
    Unrealized gain on
    available for sale
    securities net of
    reclassification
    adjustment, net of taxes
    of $29,170                                                               56,625            56,625        56,625
                                                                                                           --------
Comprehensive income                                                                                       $943,138
                                                                                                           ========
Exercise of stock options                                                                       1,370
                                         17         1,353
Twenty percent stock split,
  effected in the form of a
  stock dividend (including
  cash paid for fractional
  shares)                            23,377       (25,245)                                     (1,868)
                                   --------   -----------  -----------     --------        ----------
Balance, December 31, 2002         $136,723   $11,045,912  $(1,268,694)    $ (9,485)       $9,904,456
                                   ========   ===========  ===========     ========        ==========

                                                            2002        2001
                                                          -------     -------
Components of other comprehensive income:
    Change in net unrealized gain on
      investment securities available for sale            $61,542    $ 97,146
    Realized gains included in net income,
    net of taxes of $2,533 and $7,306, respectively        (4,917)    (14,181)
                                                          -------     -------
Total                                                     $56,625    $ 82,965
                                                          =======    ========


See accompanying notes to the consolidated financial statements.

                                               NITTANY FINANCIAL CORP.
                                        CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      Year Ended December 31,
                                                                       2002            2001
                                                                   ------------    ------------
OPERATING ACTIVITIES
     Net income                                                    $    886,513    $    224,989
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Provision for loan losses                                      543,000         320,500
         Depreciation, amortization, and accretion, net                 564,027         194,550
         Investment securities gains, net                                (7,450)        (21,487)
         Increase in accrued interest receivable                       (264,491)       (135,249)
         Decrease in accrued interest payable                           (23,737)        (49,851)
         Other, net                                                     422,568         (24,635)
                                                                   ------------    ------------
         Net cash provided by operating activities                    2,120,430         508,817
                                                                   ------------    ------------
INVESTING ACTIVITIES
     Investment securities available for sale:
         Purchases                                                            -      (9,820,149)
         Proceeds from sale                                              37,450       2,388,750
         Proceeds from principal repayments and maturities            7,140,496       9,211,168
     Investment securities held to maturity:
         Purchases                                                  (40,191,128)    (26,591,322)
         Proceeds from principal repayments and maturities           29,334,515       3,305,845
     Net increase in loans receivable                               (50,984,005)    (30,696,611)
     Purchase of FHLB stock                                            (464,700)       (180,700)
     Purchase of premises and equipment                                (814,671)     (1,115,048)
                                                                   ------------    ------------
         Net cash used for investing activities                     (55,942,043)    (53,498,067)
                                                                   ------------    ------------
FINANCING ACTIVITIES
     Net increase in deposits                                        58,330,733      44,646,385
     Net increase (decrease) in short-term borrowings                (7,573,450)      6,714,554
     Proceeds from other borrowings                                   4,000,000       2,000,000
     Repayment of other borrowings                                   (1,198,125)       (786,225)
     Proceeds from sale of common stock                                       -       2,294,912
     Exercise of stock options                                            1,370               -
     Cash paid in lieu of fractional shares                                   -            (622)
                                                                   ------------    ------------
         Net cash provided by financing activities                   53,560,528      54,869,004
                                                                   ------------    ------------
         Increase (decrease) in cash and cash equivalents              (261,085)      1,879,754

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                      6,113,158       4,233,404
                                                                   ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $  5,852,073    $  6,113,158
                                                                   ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURE Cash paid during the year for:
         Interest on deposits and borrowings                       $  4,516,356    $  3,656,849
         Income taxes                                                   119,000          10,000

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

Nittany Financial Corp. (the "Company") was incorporated under the laws of the State of Pennsylvania for the purpose of becoming a unitary savings and loan holding company. The Company presently has two operating subsidiaries, Nittany Bank (the "Bank"), a federal stock savings institution and Nittany Asset Management, Inc. ("Nittany") an investment products and services company. The Bank's principal sources of revenue are derived from its commercial, commercial mortgage, residential real estate, and consumer loan financing, investment portfolios and deposit services offered to its customers. The Company's business is conducted by its wholly-owned subsidiaries, the Bank and Nittany, both located in State College, Pennsylvania. The Company and Nittany are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of Thrift Supervision ("OTS").

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries, the Bank and Nittany. All intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent company's financial statements is carried at the parent company's equity in the underlying net assets.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities,  including mortgage-backed  securities, are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank represents ownership in an institution that is wholly-owned by other financial institutions. This equity security is accounted for at cost and classified separately on the Consolidated Balance Sheet.

Loans Receivable
----------------

Loans receivable are stated at their unpaid principal amounts, net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

The accrual of interest is generally discontinued when management has doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Payments received on nonaccrual loans are either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as adjustments of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

A commercial or commercial real estate loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All commercial and commercial real estate loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogenous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment
----------------------

Premises, leasehold improvements, and equipment are stated at cost less accumulated depreciation and amorti-zation. Depreciation and amortization are calculated using the straight-line method over the useful lives of the related assets, which range from three to ten years for furniture, fixtures, and equipment and 40 years for building premises. Leasehold improvements are amortized over the shorter of their estimated useful lives or their respective lease terms, which range from three to five years. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Goodwill
--------

Goodwill is the excess cost over the fair market value of assets acquired in connection with business acquisitions and was being amortized on the straight-line method over 20 years, prior to January 1, 2002. On January 1, 2002, the Company adopted FAS No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill from an amortization method to an impairment-only approach. This statement eliminates the regularly scheduled amortization of goodwill and replaces this method with a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company's reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company, upon adoption of this Statement, stopped amortizing existing goodwill of $799,217. In addition, the Company performed its initial impairment analysis of goodwill and other intangible assets and determined that the estimated fair value exceeded the carrying amount.

Income Taxes
------------

Income tax expense consists of current and deferred taxes. Current income tax provisions or benefits approximate taxes to be paid or refunded for the applicable year. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with these temporary differences, such as the tax operating loss carryforward, will be realized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that realization will not occur in the near term.

Comprehensive Income
--------------------

The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company's other comprehensive income is comprised exclusively of net unrealized holding gains and losses on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Changes in Stockholders' Equity.

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

Stock Options
-------------

The Company maintains a stock option plan for directors, officers, and employees. The Company accounts for its stock option plan under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plan because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date.

Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards ("FAS") No. 123, "Accounting for Stock-based Compensation," the net loss applicable to common stock and the basic and diluted net loss per share for the years ended December 31, would be as follows:

                                                      2002         2001
                                                    --------     --------
Net income as reported                              $886,513     $224,989
Less pro forma expense related to options            162,733      193,875
                                                    --------     --------
Pro forma                                            723,780       31,114
                                                    ========     ========

Basic net income pro forma per common share:
    As reported                                       $ 0.65       $ 0.19
    Pro forma                                           0.53         0.03
Diluted net income per common share:
    As reported                                       $ 0.60       $ 0.18
    Pro forma                                           0.49         0.03

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2001 and 2000: (1) risk-free interest rate of 5.03 and 6.68 percent; (2) expected volatility of
28.52 and 6.22 percent; and (3) expected lives of options ranging from eight to ten years.

Cash Flow Information
---------------------

Management has defined cash equivalents as cash and due from banks and interest-bearing deposits with other banks.

Pending Accounting Pronouncements
---------------------------------

In August 2001, the Financial Accounting Standards Board ("FASB") issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company's financial statements.

---------------------------------

In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 supercedes FAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business. FAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial statements.

In April 2002, the FASB issued FAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. FAS No. 145 rescinds FAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. This statement also amends FAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practice. The provisions of this statement related to the rescission of FAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishments of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item shall be reclassified. Early adoption of the provisions of this statement related to FAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Early application of this statement is encouraged. The adoption of the effective portions of this statement did not have an impact on the Company's financial position of results of operations. The adoption of the remaining portions of this statement is not expected to have an impact on the Company's financial position or results of operations.

In July 2002, the FASB issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which is not expected to have a material effect on the Company's financial statements.

On October 1, 2002, the FASB issued FAS No. 147, Acquisitions of Certain Financial Institutions, effective for all business combinations initiated after October 1, 2002. This statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method in accordance with FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. This statement also provides guidance on the accounting for the impairment or disposal of acquired long-term customer-relationship intangible assets (such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets), including those acquired in transactions between two or more mutual enterprises.
                                      F-10

---------------------------------

Upon adoption of this statement, the carrying amount of the previously recognized unidentifiable intangible asset related to branch acquisitions that was reclassified to goodwill was $799,217, while the related 2002 amortization expense that was reversed was $36,000, pre-tax. The Company will continue to review the remaining goodwill on an annual basis for impairment.

On December 31, 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 148 amends the disclosure requirements of FAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of FAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, FAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. FAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies--regardless of the accounting method used--by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of FAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the presentation of the current year amounts. Such reclassifications did not affect stockholders' equity or net income.

2.    EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                                2002              2001
                                              ---------         ---------

Weighted-average common shares used
  to calculate basic earnings per share       1,367,111         1,199,924

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                    106,137            16,301
                                              ---------         ---------

Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share     1,473,248         1,216,225
                                              =========         =========

3.   INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are summarized as follows:

                                                                2002
                                 ------------------------------------------------------------
                                                      Gross           Gross        Estimated
                                  Amortized         Unrealized      Unrealized       Market
Available for sale                   Cost             Gains           Losses         Value
                                  ----------         -------         --------     ----------
Corporate securities              $1,704,304         $12,906        $(89,268)     $1,627,942
Collateralized mortgage
  obligations issued by
  U.S. Government agencies           219,537             795               -         220,332
Mortgage-backed securities         4,046,525          35,345             (75)      4,081,795
                                  ----------         -------         --------     ----------
    Total debt securities          5,970,366          49,046         (89,343)      5,930,069

Equity securities                     68,014          25,926               -          93,940
                                  ----------         -------         --------     ----------
              Total               $6,038,380         $74,972         $(89,343)    $6,024,009
                                  ==========         =======         ========     ==========

                                                                2002
                                 ------------------------------------------------------------
                                                      Gross           Gross        Estimated
                                  Amortized         Unrealized      Unrealized       Market
Held to maturity                     Cost             Gains           Losses         Value
                                  ----------         -------         --------     ----------
Held to maturity
U.S. Government agency
  securities                     $13,607,822        $ 56,872          $(16,995)   $13,647,699
Corporate securities                 511,294           6,534                 -        517,828
Collateralized mortgage
  obligations issued by
  U.S. Government agencies         3,463,799          33,787                (3)     3,497,583
Mortgage-backed securities        20,777,010         289,531            (2,088)    21,064,453
                                 -----------        --------          --------    -----------
              Total              $38,359,925        $386,724          $(19,086)   $38,727,563
                                 ===========        ========          ========    ===========

                                                               2001
                                 ------------------------------------------------------------
                                                      Gross           Gross        Estimated
                                  Amortized         Unrealized      Unrealized       Market
Available for sale                   Cost             Gains           Losses         Value
                                  ----------         -------         --------     ----------
U.S. Government agency
  securities                     $ 3,167,804          $     -        $ (30,519)  $ 3,137,285
Corporate securities               1,723,854                -          (49,936)    1,673,918
Collateralized mortgage
  obligations issued by
  U.S. Government agencies         2,790,933           15,157          (14,485)    2,791,605
Mortgage-backed securities         5,535,694            6,605          (29,473)    5,512,826
                                 -----------          -------        ---------    ----------
    Total debt securities         13,218,285           21,762         (124,413)   13,115,634
Equity securities                     69,946            2,485                -        72,431
                                 -----------          -------        ---------    ----------
              Total              $13,288,231          $24,247        $(124,413)   13,188,065
                                 ===========          =======        =========    ==========

                                                                2001
                                 ------------------------------------------------------------
                                                      Gross           Gross        Estimated
                                  Amortized        Unrealized      Unrealized       Market
                                    Cost             Gains           Losses         Value
                                  ----------         -------         --------     ----------
Held to maturity
U.S. Government agency
  securities                      $ 4,777,408         $12,416       $(37,905)    $ 4,751,919
Collateralized mortgage
  obligations issued by
  U.S. Government agencies          8,018,179          33,085        (12,118)      8,039,146
Mortgage-backed securities         15,000,618          30,035        (31,894)     14,998,759
                                  -----------        --------       --------     -----------
              Total               $27,796,205        $ 75,536       $(81,917)    $27,789,824
                                  ===========        ========       ========     ===========

The amortized cost and estimated market value of investments in debt securities available for sale at December 31, 2002, by contractual maturity, are shown below. The Company's mortgage-backed securities and collateralized mortgage obligations have contractual maturities ranging from four to thirty years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Available for Sale             Held to Maturity
                                      -------------------------   ---------------------------
                                                    Estimated                       Estimated
                                       Amortized     Market           Amortized      Market
                                         Cost         Value             Cost          Value
                                      -------------------------   ------------------ --------
Due after one year through
  five years                          $2,243,469    $2,277,407      $ 7,979,893   $ 8,051,647
Due after five years through
  ten years                              256,404       267,630       13,850,592    14,034,712
Due after ten years                    3,470,493     3,385,032       16,529,440    16,641,204
                                      ------------------------    ---------------------------
                Total                 $5,970,366    $5,930,069      $38,359,925   $38,727,563
                                      ========================    ===========================

                                      F-13

The proceeds from the sales of investment securities available for sale and the gross gains realized for the year ended December 31, 2002 and 2001 were $37,450 and $7,450 and $2,388,750 and $21,487, respectively.

Investment securities with amortized cost and estimated market values of $3,826,749 and $3,893,013 at December 31, 2002 and $15,787,031 and $15,796,734
at December 31, 2001, were pledged to secure borrowings, public deposits, and other purposes as required by law.

4.    LOANS RECEIVABLE

Loans receivable consists of the following at December 31:

                                                      2002               2001
                                                 ------------       ------------
Real estate loans:
    Residential                                  $ 80,162,731       $ 44,497,665
    Home equity                                     6,340,945          4,763,288
    Commercial                                     26,700,842         15,462,923
    Construction                                    2,223,986          1,236,149
Commercial                                          8,001,343          5,971,390
Consumer loans                                      2,048,248          2,530,515
                                                 ------------       ------------
                                                  125,478,095         74,461,930
Less:
    Deferred loan fees, net                            46,394             24,955
    Allowance for loan losses                       1,177,141            649,565
                                                 ------------       ------------
                   Total                         $124,254,560       $ 73,787,410
                                                 ============       ============

Aggregate loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $843,841 at December 31, 2002. An analysis of these related party loans follows:

        2001            Additions         Repayments            2002
     ----------         ---------         ----------          --------
     $1,681,327         $426,506          $1,263,992          $843,841

The Company's primary business activity is with customers located within its local trade area. Mortgage, consumer, and commercial loans are granted. Although the Company's loan portfolio is diversified at December 31, 2002 and 2001, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

5.   ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                          2002           2001
                                                       ----------     ----------

    Balance, January 1                                 $  649,565     $  343,673
    Add:
         Provision charged to operations                  543,000        320,500
         Recoveries                                        13,629              -
    Less loans charged off                                 29,053         14,608
                                                       ----------     ----------
    Balance, December 31                               $1,177,141     $  649,565
                                                       ==========     ==========

6.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                         2002            2001
                                                      ----------      ----------

    Land                                               $  375,000     $  375,000
    Leasehold improvements                              1,292,718        144,646
    Furniture and equipment                               742,282        546,315
    Construction in process                                     -        529,367
                                                      ----------      ----------
                                                        2,410,000      1,595,328
    Less accumulated depreciation and amortization        468,991        251,066
                                                      ----------      ----------
                   Total                              $1,941,009      $1,344,262
                                                      ==========      ==========

Depreciation and amortization expense for the years ended December 31, 2002 and 2001 was $217,925 and $129,641, respectively.

7.    GOODWILL

A summary of goodwill at December 31, is as follows:

                                                         2002          2001
                                                      ----------    ----------
   Gross carrying amount                              $  941,886    $  941,886
   Less accumulated amortization                        (142,669)     (142,669)
   Less impairment losses                                      -             -
                                                      ----------    ----------
   Net carrying amount                                $  799,217    $  799,217
                                                      ==========    ==========

Amortization expense amounted to $47,591 for 2001.

The gross carrying amount of goodwill was tested for impairment in the fourth quarter, after the annual forecasting process. Due to an increase in overall earning asset growth, operating profits and cash flows were greater than expected. Based on fair value of the reporting unit, estimated using the expected present value of future flows, no goodwill impairment loss was recognized in the current year.

The following table sets forth a comparison on net income and basic and diluted earnings per share adjusted for the adoption of FAS No. 142, Goodwill and Other Intangible Assets:

                                                        2002        2001
                                                      --------    -------
   Goodwill amortization                              $      -   $ 47,591

   Net income                                         $886,513    224,989
   Addback:  Goodwill amortization (net of tax)              -     31,410
                                                      --------   --------
   Adjusted net income                                $886,513   $256,399
                                                      ========   ========

   Basic earnings per share:
     Net income                                       $   0.65   $   0.19
     Goodwill amortization                                   -       0.02
                                                      --------   --------
     Adjusted basic earnings per share                $   0.65   $   0.21
                                                      ========   ========

   Diluted earnings per share:
     Net income                                       $   0.60   $   0.18
     Goodwill amortization                                   -       0.03
                                                      --------   --------
     Adjusted diluted earnings per share              $   0.60   $   0.21
                                                      ========   ========

8.   FEDERAL HOME LOAN BANK STOCK

The Association is a member of the Federal Home Loan Bank System. As a member, the Association maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost. The amount of investment, as determined by the Federal Home Loan Bank of Pittsburgh, is based on a percentage of outstanding home loan and unused borrowing capacity.

9.   DEPOSITS

Time  deposits  at  December  31, 2002 of  $7,381,121,  $2,739,162,  $4,448,979,
$395,173,  $2,412,223,  and $581,739 mature during 2003, 2004, 2005, 2006, 2007, and beyond 2007, respectively.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $4,557,406 and $5,744,636 at December 31, 2002 and 2001, respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 2002, are as follows:

    Within three months                                              $1,300,757
    Three through six months                                            629,764
    Six through twelve months                                           304,400
    Over twelve months                                                2,322,485
                                                                     ----------
          Total                                                      $4,557,406
                                                                     ==========

10.  SHORT-TERM BORROWINGS

Short-term  borrowings  consisted  of draws  on the  Bank's  "RepoPlus"  line of credit, fixed-rate, fixed-term advances through FHLB of Pittsburgh, and repurchase agreements. The RepoPlus line carries an adjustable rate that is subject to annual renewal and incurs no service charges. All outstanding borrowings are secured by a blanket security agreement on qualifying residential mortgage loans, certain pledged investment securities, and the Bank's investment in FHLB stock. The Bank's maximum available borrowing limit with the FHLB was approximately $94.9 million at December 31, 2002.

The following table sets forth information concerning repurchase agreements and short-term borrowings with the FHLB:

                                                           2002         2001
                                                        ----------   ----------
    Balance at year-end                                 $1,141,104   $8,714,554
    Maximum amount outstanding at any month-end          9,231,709    8,714,554
    Average balance outstanding during the year          8,449,857    4,764,442
    Weighted-average interest rate:
          As of year-end                                      0.22%        2.51%
          Paid during the year                                2.35%        3.20%

11.  OTHER BORROWINGS

The following table sets forth information concerning other borrowings:

                                            2002                     2001
                            -------------------------  -----------------------
           Year Ending                    Weighted-                Weighted-
          December 31,         Amount    Average Rate    Amount   Average Rate
          ------------
                            -------------------------  -----------------------


              2002         $         -                $1,198,125       7.07%
              2003           1,210,784        3.91%    1,210,784       3.91%
              2004             224,253        6.21%      224,254       6.21%
              2005           4,738,583        5.14%    2,738,582       6.19%
              2006             253,828        6.21%      253,828       6.21%
              2007           2,270,047        4.90%            -          -
         2008 and after      1,918,155        5.70%    2,188,202       5.76%
                           -----------                ----------
                           $10,615,650                $7,813,775
                           ===========                ==========

During 2002, the Company entered into two unsecured lines of credit arrangements with other financial institutions that require monthly interest payments. The first line of credit has a borrowing limit of $3.0 million at an adjustable rate based on 30 day LIBOR plus 200 basis points, and matures June 30, 2003. The second line of credit has a borrowing limit of $1.5 million at an adjustable rate based on 30 day LIBOR plus 200 basis points, and matures August 14, 2007. At December 31, 2002, the Company had outstanding balances of $1,320,000 and $680,000, respectively, on these lines of credit. The remaining borrowings represent fixed rate advances from the Federal Home Loan Bank.

12.  COMMITMENTS

In the normal course of business, the Company makes various commitments that are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

The off-balance sheet commitments were comprised of the following:

                                                 2002               2001
                                              -----------        -----------
Commitments to extend credit:
      Fixed rate                              $ 2,510,985        $ 5,365,455
      Variable rate                            11,250,309         13,329,087
                                              -----------        -----------
                                               13,761,294         18,694,542
Letters of credit                                       -            156,813
                                              -----------        -----------
               Total                          $13,761,294        $18,851,355
                                              ===========        ===========

The range of interest rates on fixed rate loan  commitments  was 4.25 percent to
6.50 percent at December 31, 2002.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of undisbursed residential construction loans, available commercial and personal lines of credit, and loans approved but not yet funded. Fees from the issuance of the credit lines are generally recognized over the period of maturity.

The Company is committed under three non-cancelable operating leases for the Bank's office facilities with remaining terms through 2007. At December 31, 2002, the minimum rental commitments under these leases are as follows:

                        2003                     $146,802
                        2004                      139,716
                        2005                      102,576
                        2006                       95,148
                        2007                       39,645
                                                 --------
                       Total                     $523,887
                                                 ========


Occupancy and equipment expenses include rental expenditures of $143,842 and $150,040 for 2002 and 2001, respectively.

13.  STOCKHOLDERS' EQUITY

Common Stock Offering
---------------------

On April 20, 2001, the Board of Directors approved the offering of the Company's common stock to existing shareholders and to the public. The offering began on June 12, 2001, and terminated on October 24, 2001. This offering resulted in 250,000 shares being issued with net proceeds from the issuance amounting to approximately $2,295,000. The Company used $2,069,000, or 90.1 percent, of the total proceeds for additional capitalization of the Bank.

Stock Dividend
--------------

The Board of Directors approved a ten percent stock dividend to stockholders of record as of December 31, 2001 payable January 15, 2002. As a result of the dividend, 102,981 additional shares of the Company's common stock were issued, common stock was increased by $10,298, surplus was increased by $1,147,617, and retained earnings decreased by $1,158,537.

Stock Split
-----------

On January 17, 2003, the Board of Directors approved a six-for-five stock split, payable in the form of a 20 percent stock dividend to stockholders of record January 31, 2003, payable on February 15, 2003. As a result, 233,772 additional shares of the Company's stock were issued, common stock was increased by $23,377 and surplus was decreased by $25,245.

Fractional shares paid were paid in cash. All average shares outstanding as of December 31, 2002, and all per share amounts as of December 31, 2002 and 2001, included in the financial statements are based on the increased number of shares after giving retroactive effect to the stock split paid as a stock dividend.

14.  REGULATORY MATTERS

Dividend Restrictions
---------------------

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by an OTS-chartered bank. OTS regulations require the Bank to give the OTS 30 days notice of any proposed declara-tion of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

Regulatory Capital Requirements
-------------------------------

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tangible and Core capital (as defined in the regulations) to adjusted assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2002 and 2001, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Total risk-based, Tier 1 risk-based, and Core capital ratios must be at least ten percent, six percent, and five percent, respectively.

-------------------------------

The following table reconciles the Bank's capital under accounting principles generally accepted in the United States of America to regulatory capital:

                                                     2002          2001
                                                  --------------------------

    Total stockholders' equity                    $11,624,650    $8,651,373
    Unrealized loss on securities                      26,596        67,750
    Goodwill                                         (799,217)     (799,217)
                                                  -----------    ----------

    Tier I, core, and tangible capital             10,852,029     7,919,906
    Allowance for loan losses                       1,177,141       649,565
                                                  -----------    ----------

    Total risk-based capital                      $12,029,170    $8,569,471
                                                  ===========    ==========

The following table sets forth the Bank's capital position and minimum requirements for the years ended December 31:

                                                          2002                       2001
                                               ----------------------      -------------------
                                                  Amount        Ratio        Amount      Ratio
                                               -----------      -----      ----------    -----
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                         $12,029,170       12.4%     $8,569,471     13.8%
For Capital Adequacy Purposes                    7,779,280        8.0       4,977,760      8.0
To Be Well Capitalized                           9,724,100       10.0       6,222,200     10.0

Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                         $10,852,029       11.2%     $7,919,906     12.7%
For Capital Adequacy Purposes                    3,889,640        4.0       2,488,880      4.0
To Be Well Capitalized                           5,834,460        6.0       3,733,320      6.0

Core Capital (to Adjusted Assets)

---------------------------------
Actual                                         $10,852,029        6.1%     $7,919,906      6.4%
For Capital Adequacy Purposes                    5,363,529        3.0       3,717,558      3.0
To Be Well Capitalized                           8,939,214        5.0       6,195,929      5.0

Tangible Capital (to Adjusted Assets)
-------------------------------------

Actual                                         $10,852,029        6.1%     $7,919,906      6.4%
For Capital Adequacy Purposes                    2,681,764        1.5       1,858,779      1.5

15.  EMPLOYEE BENEFITS

Profit Sharing Plan
-------------------

The Company maintains a non-contributory profit sharing plan (the "Plan") for officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan, with contributions based on a percentage of participants' salaries. In conjunction with the Plan, an integrated 401(k) salary reduction plan was also implemented.

The Company may make matching contributions equal to a discretionary percentage determined annually by the Board of Directors. Employee contributions are vested at all times, and the Company contributions are fully vested after six years. The Company recognized profit sharing and matching contributions for the year ended December 31, 2002 and 2001 of approximately $19,278 and $14,492, respectively.

Stock Option Plan
-----------------

The Board of Directors adopted a stock option plan for directors, officers, and employees in which the number of shares with respect to which awards may be made available to the plan may not exceed 257,766 shares. These shares may be issued from authorized but unissued common stock, treasury stock, or shares purchased in the market. The stock options have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option is equal to the fair value of a share of common stock on the date the option is granted. Options are exercisable in annual installments of 33 1/3 percent and 25 percent for directors and 25 percent and 20 percent for officers and employees, primarily using the award date as the anniversary date.

The following table presents share data related to the outstanding options:

                                             2002                 2001
                                       -------------------  --------------------
                                                Weighted-             Weighted-
                                                 Average               Average
                                                 Exercise              Exercise
                                       Shares     Price      Shares     Price
                                       ------     -----      ------     -----

Outstanding, beginning of the year     253,406    $ 6.93    125,603     $ 6.87

    Granted                                  -         -    128,205       7.01
    Exercised                             (198)     6.92          -          -
    Forfeited                             (739)     7.01       (402)      6.88
                                       -------              -------

Outstanding, end of the year           252,469    $ 6.93    253,406     $ 6.93
                                       =======              =======

Exercisable at year-end                180,965    $ 8.29    151,140     $ 6.90
                                       =======              =======

-----------------

The following table summarizes characteristics of stock options outstanding and exercisable at December 31, 2002:

                              Outstanding                  Exercisable
                       --------------------------   --------------------------
                                         Average                   Average
                                Average  Exercise                 Exercise
    Exercise Price     Shares     Life    Price        Shares      Price
    --------------     ------------------------     --------------------------

            6.89       118,737    6.40      6.89      118,737        6.89
            6.37         6,319    7.46      6.37        5,917        6.37
            7.01       127,413    8.82      7.01       56,311        7.01
                       -------                        -------

                       252,469              6.93      180,965        8.29
                       =======                        =======

16.      INCOME TAXES

The components of income taxes for the years ended December 31, are summarized as follows:

                                                                     2002          2001
                                                                  ---------     ---------
    Current payable:
        Federal                                                 $  556,435      $ 106,547
        State                                                       95,906         18,921
                                                                  ---------     ---------
                                                                   652,341        125,468
    Deferred taxes                                                (108,737)       127,601
    Adjustment to valuation allowance for deferred tax assets     (131,855)      (153,069)
                                                                  --------      ---------

                        Total                                    $ 411,749      $       -
                                                                  ========      =========

The following temporary differences gave rise to the net deferred tax assets:

                                                                  2002          2001
                                                                --------      --------
Deferred tax assets:
    Net unrealized loss on securities                           $  4,886      $ 34,056
    Allowance for loan losses                                    357,346       190,065
    Organization costs                                            11,424        25,171
    Loan origination costs                                        14,413         8,266
    Net operating loss carryforward                               18,128        31,799
                                                                --------      --------
                    Total gross deferred tax assets              406,197       289,357
                    Less valuation allowance                      18,128       149,983
                                                                --------      --------
                         Deferred tax assets after allowance     388,069       139,374
                                                                --------      --------
Deferred tax liabilities:
    Premises and equipment                                        30,971        14,077
    Goodwill                                                      36,838        16,459
                                                                --------      --------
                    Total gross deferred tax liabilities          67,809        30,536
                                                                --------      --------
                         Net deferred tax assets                $320,260      $108,838
                                                                ========      ========

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                           2002                    2001
                                  ---------------------     -------------------
                                                 % of                    % of
                                                Pre-tax                 Pre-tax
                                     Amount      Loss       Amount       Loss
                                  ---------------------     -------------------

Tax (benefit) at statutory rate   $ 441,409      34.0%      $ 76,496     34.0%
State income, net of
  federal tax                        54,426       4.2              -        -
Adjustment of valuation
  allowance for deferred
  tax assets                       (104,074)     (8.0)       (80,169)   (35.6)
Other, net                           19,988       1.5          3,673      1.6
                                  -------------------       -----------------
Actual tax benefit
  and effective rate              $ 411,749      31.7%      $      -        -%
                                  ===================       =================


The Bank is subject to the Pennsylvania Mutual Thrift Institution's tax that is calculated at 11.5 percent of earnings based on accounting principles generally accepted in the United States of America with certain adjustments. At December 31, 2001, the Bank has an available net operating loss carryforward of approximately $223,000 for state tax purposes that expired in 2002. The Company also has available a net operating loss carryforward of approximately $270,000 for state income tax purposes which will expire in the years 2008 to 2012.

17.  OTHER EXPENSES

The following is an analysis of other expenses:

                                                        2002           2001
                                                     ----------      --------

    Professional fees                                $  143,731      $ 89,352
    Data processing                                     250,884       157,293
    ATM and debit card processing and supplies          131,221        94,732
    Stationery, printing, supplies, and postage         127,573       110,049
    Amortization of goodwill                                  -        47,591
    Advertising                                         123,038        87,358
    Other                                               309,587       195,772
                                                     ----------      --------

              Total                                  $1,086,034      $782,147
                                                     ==========      ========

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                  2002                            2001
                                      --------------------------       ---------------------------
                                        Carrying        Fair             Carrying          Fair
                                         Value          Value             Value           Value
                                      -------------- -----------       -----------     -----------
Financial assets:
    Cash and due from banks and
      interest-bearing deposits
      with other banks               $  5,852,073   $  5,852,073       $ 6,113,158     $ 6,113,158
    Investment securities and
      FHLB stock                       45,559,334     45,926,972        41,694,970      41,668,589
    Loans receivable                  124,254,560    129,361,611        73,787,410      73,778,850
    Accrued interest receivable           928,688        928,688           664,197         664,197

Financial liabilities:
    Deposits                         $156,851,969   $157,594,969       $98,521,236     $99,068,236
    Short-term borrowings               1,141,104      1,141,104         8,714,554       8,714,554
    Other borrowings                   10,615,650     11,399,650         7,813,775       8,041,875
    Accrued interest payable              452,645        452,645           476,382         476,382

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed estimates using discounted cash flows in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks,  Interest-bearing  Deposits  with Other Banks,  Accrued
--------------------------------------------------------------------------------
Interest Receivable, Short-term Borrowings, and Accrued Interest Payable
--------------------------------------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities and FHLB Stock
------------------------------------

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. FHLB stock represents ownership in an institution that is wholly-owned by other financial institutions. This equity security's fair value is equal to the current fair value.

Loans Receivable, Deposits, and Other Borrowings
------------------------------------------------

The fair value of loans is estimated using discounted contractual cash flows generated using prepayment estimates. Discount rates are based upon current market rates generally being offered for new loan originations with similar credit and payment characteristics. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and the other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 12.

19.      PARENT COMPANY

Following are condensed financial statements for Nittany Financial Corp.:

                             CONDENSED BALANCE SHEET

                                                          December 31,
                                                       2002           2001
                                                    -----------     ----------
ASSETS
     Cash                                           $    80,947     $  154,719
     Investment securities available for sale            93,940         72,430
     Investment in subsidiaries                      11,660,607      8,661,571
     Other assets                                       104,590         94,110
                                                    -----------     ----------
TOTAL ASSETS                                        $11,940,084     $8,982,830
                                                    ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Other borrowings                               $ 2,000,000     $        -
     Other liabilities                                   35,628         21,014
     Stockholders' equity                             9,904,456      8,961,816
                                                    -----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $11,940,084     $8,982,830
                                                    ===========     ==========

                          CONDENSED STATEMENT OF INCOME


                                                         Year Ended December 31,
                                                            2002        2001
                                                         ---------   ---------
INCOME                                                   $   8,664   $   7,435

EXPENSES                                                    76,764      63,072
                                                         ---------   ---------
Net loss before income tax benefit                         (68,100)    (55,637)
Income tax (benefit) expense                                 3,269     (75,330)
                                                         ---------   ---------
Income before equity in undistributed net
     income of subsidiaries                                (71,369)     19,693
Equity in undistributed net income of subsidiaries         957,882     205,296
                                                         ---------   ---------
NET INCOME                                               $ 886,513   $ 224,989
                                                         =========   =========

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                                     2002           2001
                                                                 -----------    -----------
OPERATING ACTIVITIES
     Net income                                                  $   886,513    $   224,989
     Adjustments  to reconcile net income to
     net cash used for operating activities:
            Equity in undistributed net income of subsidiaries      (957,882)      (205,296)
            Investment securities gains, net                          (7,450)             -
            Other, net                                               (26,544)       (58,211)
                                                                 -----------    -----------
                     Net cash used for operating activities         (105,363)       (38,518)
                                                                 -----------    -----------

INVESTING ACTIVITIES
     Purchase of investment securities available for sale            (28,429)       (69,945)
     Sale of investment securities available for sale                 37,450              -
     Capital contribution to subsidiary bank                      (1,978,800)    (2,108,580)
                                                                 -----------    -----------
                     Net cash used for investing activities       (1,969,779)    (2,178,525)
                                                                 -----------    -----------
FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                -      2,294,912
     Exercise of stock options                                         1,370              -
     Proceeds from other borrowings                                2,000,000           --
     Cash paid in lieu of fractional shares                                -           (622)
                                                                 -----------    -----------
                     Net cash provided by financing activities     2,001,370      2,294,290
                                                                 -----------    -----------
                  Increase (decrease) in cash                        (73,772)        77,247

CASH AT BEGINNING OF PERIOD                                          154,719         77,472
                                                                 -----------    -----------
CASH AT END OF PERIOD                                            $    80,947    $   154,719
                                                                 ===========    ===========

                                   APPENDIX A

                         STOCK SUBSCRIPTION APPLICATION

                             NITTANY FINANCIAL CORP.

                BY EXECUTING THIS STOCK SUBSCRIPTION APPLICATION,
               I ACKNOWLEDGE RECEIPT OF A COPY OF THE PROSPECTUS.

I hereby subscribe for and offer to purchase the number of shares of common stock, $0.10 par value, of Nittany Financial Corp. ("Common Stock") shown below, upon the terms and conditions specified in the prospectus at a purchase price of $[xxxx] per share. All subscriptions must be for a minimum of 250 shares, unless waived by Nittany. No fractional shares will be issued.

I acknowledge and agree that this Application constitutes an irrevocable offer and may not be withdrawn without the consent of Nittany Financial Corp. If Nittany accepts any subscription only in part, I understand that Nittany will return any portion of funds not required for the partial subscription, with no interest earned on this portion. If Nittany declines any subscription, I understand that Nittany will return my subscription funds at that time, with no interest earned on the funds.

If Nittany Financial Corp. cancels the offering in its entirety or rejects the Application, this offer to purchase and subscribe shall become void, and Nittany will return any payments received from in full with no interest earned on the amount returned. I understand that Nittany will mail my funds within 10 days upon termination of the offering or rejection of my Application.

Subscriptions may be made by completing and signing this stock subscription application and delivering to: Nittany Bank, Escrow Agent for Nittany Financial Corp., 116 East College Avenue, State College, Pennsylvania (or, to Nittany Bank, P.O. Box 10283, State College, PA 16805, if mailing this stock subscription application) by 5:00 p.m., Eastern Standard Time, within 60 days of the date of the offering, but in its discretion Nittany Financial Corp., may terminate or extend the offering period. The offering period will terminate no later than December 31, 2003. The Stock Subscription Application must be delivered together with the full amount of the purchase price for the shares subscribed, in United States dollars, by check, bank draft, or money order, made payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp."

Upon each closing, all funds received for subscriptions that are accepted by Nittany Financial Corp. shall become capital of Nittany Financial Corp. together with interest thereon. These shares of common stock being offered are not deposits and are not insured by the FDIC.

                             NITTANY FINANCIAL CORP.
                         STOCK SUBSCRIPTION APPLICATION

Name(s)  of  Subscribers: ___________________________   Date  of  Subscription ______________________
Number of Shares  ________ x $[xxxx] per share = Amount of Subscription $____________________________

Are you currently a shareholder of Nittany Financial Corp.?            Yes    [_]       No    [_]
Are you currently a customer of Nittany Bank?                          Yes    [_]       No    [_]
(Note:  Shareholders and customers may receive preference in the event of an over subscription.)

REGISTRATION INFORMATION:
IF SHARES ARE NOT TO BE PURCHASED  WITH AN IRA, SEP,  KEOGH OR UNDER THE UNIFORM TRANSFERS
TO MINORS ACT,  PLEASE CHECK AS  APPROPRIATE  AND WRITE OUT THE WAY IN WHICH SHARES ARE TO
BE REGISTERED:

         [  ] INDIVIDUAL
         [  ] JT TEN -- as joint tenants with right of survivorship and not as tenants in common
         [  ] TEN COM -- as tenants in common
         [  ] OTHER ____________________
Registration Name:
 ______________________________________________________________________
Social Security Number or Tax ID Number _____________________________________________________________
Address of Subscriber _______________________________________________________________________________
City ________________________________  State _____________  Zip Code _____________________
Telephone Number: Day: ___________________ Evening: ____________________________________

CHECK AS APPROPRIATE AND, IF CHECKED, COMPLETE AS INDICATED:
[  ] Uniform Transfers to Minors Act ________________________________________________________________
                                                      (custodian)
Custodian for _________ under Uniform Transfers to Minors Act, State of _______________________
               (minor)                                                          (state)
[  ] IRA, SEP or Keogh Account # ____________________________________________________________________
Note:    If the Subscription Application is on behalf of an IRA, SEP or KEOGH, the registration name above must read exactly as does the name of the IRA, SEP or KEOGH account.
Brokerage Firm ______________________________________
Broker ___________________________
Broker's Phone No. ________________ Custodian Firm ______________________________________
Mailing Address of Broker or Custodian
______________________________________________________
_____________________________________________________________________________________________________

I HAVE READ AND RECEIVED A PROSPECTUS  DATED ________ ___, 2003 AND HEREBY AGREE TO THE
TERMS OF THIS APPLICATION.

Signature of Subscriber _____________________________________________________________________________

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which the offer or solicitation would be unlawful. The affairs of Nittany
Financial Corp. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                             NITTANY FINANCIAL CORP.

                                     [LOGO]


                                 115,000 Shares
                                  Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------









                               Dated May __, 2003


                      THESE SECURITIES ARE NOT DEPOSITS OR
                         ACCOUNTS AND ARE NOT FEDERALLY
                             INSURED OR GUARANTEED.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

         Sections 1741 through 1747 of the Pennsylvania Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         Provisions regarding indemnification of directors, officers, employees or agents of the Company are contained in Article 10 of the Company's Articles of Incorporation.

         Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act, as amended.


Item 25. Other Expenses of Issuance and Distribution

*        Legal services..................................................$35,000
*        Accounting fees...................................................5,000
*        Registration fees ................................................1,000
*        Postage and Transfer Agent........................................7,000
*        Advertizing and Marketing.........................................2,000
*        Printing and engraving............................................8,000
*        Blue Sky expenses.................................................5,000
*        EDGAR expenses....................................................6,000
*        Miscellaneous.................................................... 6,000
                                                                         -------
         TOTAL ..........................................................$75,000
                                                                         =======
_______________
*        Estimated.

Item 26. Recent Sales of Unregistered Securities.

         Not Applicable.

Item 27. Exhibits:

         The exhibits filed as part of this Registration Statement are as follows:

            3(i)   Amended Articles of Incorporation of Nittany Financial Corp.*
            3(ii)  Bylaws of Nittany Financial Corp.*
            4      Specimen Stock Certificate of Nittany Financial Corp.*
            5      Opinion of Malizia Spidi & Fisch, PC

           10.1    Employment Agreement between Nittany Financial Corp. and
                      David Z. Richards*
           10.2    Nittany Financial Corp. 1998 Stock Option Plan**
           23.1    Consent of Malizia Spidi & Fisch, PC (included in Exhibit 5)
           23.2    Consent of S.R. Snodgrass, A.C.
           99.1    Form of Subscription Agreement (included as Appendix A to the prospectus)

---------------
* Incorporated by reference to the identically numbered exhibit to the registration statement on Form SB-2 (File No. 333-57277) declared effective by the Securities and Exchange Commission on July 31, 1998.
** Incorporated by reference to the identically number exhibit to the December 31, 1999 Form 10-KSB filed on March 28, 2000.

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, the undersigned registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) The undersigned registrant shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of State College, Commonwealth of Pennsylvania, on April 25, 2003.

                                 NITTANY FINANCIAL CORP.

                                 /s/ David Z. Richards
                                 -----------------------------------------------
                                 David Z. Richards
                                 President, Chief Executive Officer and Director

         We the undersigned directors and officers of Nittany Financial Corp. do hereby severally constitute and appoint David Z. Richards our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said David Z. Richards may deem necessary or advisable to enable Nittany Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Nittany Financial Corp. common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that David Z. Richards shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of April 25, 2003.

/s/ Samuel J. Malizia            /s/ David Z. Richards
-----------------------------    -----------------------------------------------
Samuel J. Malizia                David Z. Richards
Chairman                         President, Chief Executive Officer and Director
                                 (Principal Executive Officer)

/s/ William A. Jaffe             /s/ David K. Goodman, Jr.
-----------------------------    -----------------------------------------------
William A. Jaffe                 David K. Goodman, Jr.
Director and Secretary           Director

/s/ J. Garry McShea              /s/ Donald J. Musso
-----------------------------    -----------------------------------------------
J. Garry McShea                  Donald J. Musso
Director                         Director

/s/ D. Michael Taylor            /s/ Gary M. Bradley
-----------------------------    -----------------------------------------------
D. Michael Taylor                Gary M. Bradley
Director                         Vice President and Chief Accounting Officer
                                 (Principal Accounting Officer)